As filed with the Securities and Exchange Commission on May 23, 2000
                                           Registration Statement No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3

                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                             PINNACLE HOLDINGS INC.
               (Exact name of company as specified in its charter)

             DELAWARE                                             65-0652634
   (State of other jurisdiction                               (I.R.S. Employer
 of incorporation or organization)                           Identification No.)
                                  ------------------------

                            301 NORTH CATTLEMEN ROAD
                                    SUITE 300
                             SARASOTA, FLORIDA 34232
                                 (941) 364-8886
(Address, including zip code, and telephone number, including area code, of Company's principal executive offices)

                                   STEVEN DAY
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             PINNACLE HOLDINGS INC.
                            301 NORTH CATTLEMEN ROAD
                                    SUITE 300
                             SARASOTA, FLORIDA 34232
                                 (941) 364-8886
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
                          Copies of communications to:

                           CHESTER E. BACHELLER, ESQ.
                              HOLLAND & KNIGHT LLP
                       400 NORTH ASHLEY DRIVE, SUITE 2300
                              TAMPA, FLORIDA 33602
                                 (813) 227-8500
                              --------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
      If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                         CALCULATION OF REGISTRATION FEE

------------------------------------------ ------------------ -------------------- ------------------- -------------------
                                                               Proposed Maximum     Proposed Maximum       Amount of
         Title of Each Class of              Amount to be       Offering Price         Aggregate          Registration
       Securities to be Registered            Registered          Per Unit(1)      Offering Price(1)          Fee
------------------------------------------ ------------------ -------------------- ------------------- -------------------
------------------------------------------ ------------------ -------------------- ------------------- -------------------
5.5% Convertible  Subordinated  Notes due
2007                                         $200,000,000            100%             $200,000,000         $  52,800
------------------------------------------ ------------------ -------------------- ------------------- -------------------
------------------------------------------ ------------------ -------------------- ------------------- -------------------

Common stock, par value $.001 per share       2,551,840(2)            N/A                 N/A                  N/A (3)
------------------------------------------ ------------------ -------------------- ------------------- -------------------

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, and includes shares that may be purchased by the Underwriters pursuant to an over-allotment option.
(2) This number represents the number of shares of common stock, par value $.001 per share, as are initially issuable upon conversion of the 5.5% Convertible Subordinated Notes and, pursuant to Rule 416 under the Securities Act of 1933, such additional indeterminate number of shares of common stock as may become issuable upon conversion of the Notes being registered hereunder by reason of adjustment of the conversion price.
(3) Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
   Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 22, 2000
PROSPECTUS



PINNACLE HOLDINGS INC.
--------------------------------------------------------------------------------
$200,000,000
5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
--------------------------------------------------------------------------------

This prospectus relates to:

     o $200,000,000 aggregate principal amount of 5.5% convertible subordinated notes due 2007, and

     o    the shares of common stock issuable upon conversion of the notes.

The notes and the common stock that are offered for resale in this prospectus are offered for the accounts of their holders. The notes were initially acquired from us in March 2000, in connection with a private offering, by a group of investment banking firms who resold the notes pursuant to Rule 144A.

The notes are convertible into shares of common stock at a conversion price of $78.375 per share at any time on or after 90 days following the last day of original issuance through maturity, unless previously redeemed or repurchased. This conversion price is subject to adjustment under the terms of the notes. Our common stock is quoted on the Nasdaq National Market under the symbol "BIGT." On May 22, 2000, the last reported sale price of our common stock was $51.375 per share.

We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on September 15, 2000. The notes will mature on September 15, 2007 unless previously redeemed or repurchased.

We may redeem the notes on or after March 21, 2003 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. Holders may require us to repurchase the notes upon a change of control, as defined in the indenture governing the notes, at 100% of the principal amount thereof, plus accrued and unpaid interest.

The notes are our general unsecured obligations and will be subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinate in right of payment to all of the indebtedness of Pinnacle Holdings Inc.'s subsidiaries. The indenture governing the notes will not restrict the incurrence by us of senior indebtedness or other indebtedness. As of March 31, 2000, we had approximately $830.4 million of indebtedness outstanding, of which $630.4 million was effectively senior in right of payment to the notes.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock issuable upon conversion of the notes by the holders thereof.

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THE DATE OF THIS PROSPECTUS IS ___________, 2000.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including:

o    the significant considerations discussed in this prospectus;
o    our history of operating losses;
o our outstanding indebtedness and our ability to pay interest and principal on our debt;
o    restrictions imposed by the terms of our indebtedness;
o    subordination of the notes;
o Pinnacle Holdings Inc.'s only source of cash is from distributions from its subsidiaries;
o risks associated with the acquisition of communications sites from Motorola;
o our ability to effect our business plan if we do not have the required cash;
o    our ability to successfully identify, complete and integrate acquisitions;
o our ability to protect our rights in our property and to insure against losses from damage to our communications sites;
o    risks associated with retaining our significant customers;
o    the impact of competition;
o    risks associated with construction of new towers;
o    our dependence on the wireless communications industry;
o    the impact of legislation and regulation;
o    the loss of key employees;
o    the effect of competing technologies on the demand for our services;
o    environmental regulation;
o the effect on our business if we sustain damage to our communications sites in excess of our insurance coverage;
o    our ability to repurchase the notes if a change of control occurs;
o    the ability to void the notes under federal and state law;
o risks concerning potential negative health effects of radio frequency emissions;
o    our ability to maintain our status as a Real Estate Investment Trust (a
     "REIT");
o    volatility in our stock price;
o    the absence of a public market for the notes; and
o    anti-takeover provisions that could affect the sale of Pinnacle Holdings
     Inc.

     You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 6. We assume no responsibility for updating forward looking information contained in this prospectus.

                                     SUMMARY

     AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "US," "OUR," "COMPANY" OR "PINNACLE" REFERS TO PINNACLE HOLDINGS INC., THE ISSUER OF THE NOTES AND THE COMMON STOCK, AND ITS SUBSIDIARIES. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT US. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO.


                                    PINNACLE

OUR BUSINESS

     We are a leading independent provider of wireless communications site space in the United States. We focus primarily on renting space on communications sites to providers of wireless communications services such as PCS, cellular, paging, SMR/ESMR, wireless data transmission and radio and television broadcasting. We believe that focusing on the communications site rental business allows us to achieve the highest cash flow margins with the lowest level of risk on our invested capital in the communications site business. Our growth strategy is focused on growing cash flow by increasing tenancy on our existing sites and acquiring tall towers and other site structures located in areas of high wireless rental site demand that can accommodate multiple tenants. As a result of our extensive base of communications sites and our acquisition strategy, we believe we are well positioned to continue benefiting from the growth opportunities in the rapidly consolidating tower industry and from the strong demand for communications site rental space fueled by the growing demand for wireless services.

     Since our formation in May 1995, we have focused on creating a portfolio of communications site clusters in high growth markets such as Atlanta, Birmingham, Boston, Chicago, Houston, Los Angeles, New Orleans, New York, Orlando and Tampa. As of March 31, 2000, we have completed 411 acquisitions, acquiring 3,767 communications sites, including 1,930 owned sites, 979 "managed" sites and 858 "leased" sites, and we have constructed 103 towers. As of March 31, 2000, we also have agreements or letters of intent to acquire 676 additional communications sites. Managed sites are tower or rooftop communications sites owned by others where we have the exclusive right to market antenna space. Leased sites are tower or rooftop communications sites owned by others where we have a non-exclusive right to market antenna space.

     As of March 31, 2000, we had over 3,800 customers renting space on one or more of our communications sites. Our tenants include all forms of wireless communications providers, operators of private wireless networks and government agencies, including Arch Communications, BellSouth Mobility, the Federal Bureau of Investigation, the Bureau of Alcohol, Tobacco & Firearms, Motorola, Nextel, Pagemart, PageNet, Skytel, Southern Communications, Sprint PCS and Teletouch. Our customers are generally responsible for the installation of their own equipment and the incremental utilities costs associated with that equipment. In addition, adding customers on a communications site does not increase our monitoring, maintenance or insurance costs. Therefore, when new customers or additional equipment are added to a communications site, we are able to increase revenue with limited incremental costs, thereby increasing cash flow margins. Furthermore, we experience minimal churn as our communications site locations serve an essential function in our customers' wireless networks and cannot easily be replaced.

     We believe that "same site" revenue growth is a meaningful indicator of the organic growth of our business. Same site revenue growth is measured by comparing the annualized revenues of our communications sites at the end of a period to the annualized revenues for the same sites at the end of a prior period without considering revenues from the communications sites we acquired during the period. Taking into consideration leases for new tenants, we experienced same site revenue growth of approximately 21.0% for the 12 months ended March 31, 2000 on our base of communications sites as of March 31, 1999.

OUR BUSINESS AND GROWTH STRATEGY

     Our objective is to create value by rapidly growing cash flow. We believe we can do this by aggressively marketing existing communications sites, as well as new site inventory we obtain primarily through acquisition, and also by selectively constructing new towers.

     o MARKETING AND DEVELOPMENT STRATEGY. We aggressively market space on our communications sites to leverage our fixed costs over a broader base of customers. The key elements of our marketing and development strategy include:

          -- owning and assembling clusters of communications sites in high growth regions to offer our customers the ability to rapidly and efficiently fulfill their network expansion plans across a particular market or region;

          -- targeting a diversified customer base that uses differing types of wireless technologies with different height requirements to maximize the utilization of our communications sites;

          -- using our customer relationships and our established reputation as a highly professional and reliable communications site space provider to lease space on additional communications sites;

          -- using information obtained from our customers concerning their future expansion plans to guide our acquisition and new construction programs; and

          -- premarketing communications site rental space to new wireless communications service providers based on the market intelligence we gain by tracking Federal Communications Commission ("FCC") filings.

     o ACQUISITION STRATEGY. We are focused on acquiring clusters of communications sites in high growth markets. We target tall towers that have existing tenants with capacity for more. Our strategy allows us to choose tower locations and avoid potentially speculative "build-to-suit" mandates. The key elements of our acquisition strategy include:

         --     targeting   population   centers  and  key   transportation
                corridors  in  high  growth  wireless communications markets;

         -- acquiring tall communications site structures that can accommodate a diversified customer base that uses different types of wireless technologies with different height requirements;

         -- selecting communications sites that will allow us to create or enhance a cluster of sites in a given area;

         -- employing a disciplined valuation process to acquire communications sites that have existing cash flow and identified potential for significant future cash flow growth from additional tenants; and

         -- committing significant personnel to identifying, negotiating and closing communications site acquisitions.

     o NEW TOWER CONSTRUCTION STRATEGY. We also selectively construct new towers in and around major markets where we already have a presence to enhance our existing communications site clusters. Tower construction is only initiated after at least one anchor tenant is identified and after we have determined, based on market research, that the capital outlay for the construction project would exceed our minimum required return on invested capital. We do not pursue large build-to-suit mandates or engage in speculative construction projects. During 1997, 1998, 1999 and the three months ended March 31, 2000, we constructed 22, 47, 23 and 3 towers, respectively.

OUR STRENGTHS

     We believe the following to be the strengths of our business:

     o FOCUS ON COMMUNICATIONS SITE RENTAL BUSINESS. We focus on the rental of communications site space as opposed to other lower margin segments of the tower industry such as site acquisition services or tower construction services. Furthermore, we do not engage in large scale "build-to-suit" programs, preferring instead to focus on our core acquisition strategy and complementary selective construction strategy designed to enhance coverage in targeted markets.

     o COMMUNICATIONS SITE PORTFOLIO. We believe that the location, size and capacity of our site portfolio creates significant competitive advantages by enabling us to provide our diverse wireless customers with sites in a given area.

     o SUCCESSFUL ACQUISITION STRATEGY. Through our acquisition process we identify communications sites that typically have existing cash flow and enhance our existing portfolio. We have demonstrated the ability to identify, successfully negotiate the purchase of and integrate what we believe to be value enhancing acquisitions.

     o ABILITY TO INCREASE RENTAL REVENUE. Because of our aggressive marketing efforts to all major wireless communication providers we have signed a significant number of new tenants over the last four years. Additional tenants increase the operating leverage of our communications site portfolio and generally increase our overall cash flow margins. Taking into consideration leases for new tenants, we experienced same site revenue growth of approximately 21.0% for the 12 months ended March 31, 2000 on our base of communications sites as of March 31, 1999.

RECENT DEVELOPMENTS

   RECENT AND OTHER PENDING ACQUISITIONS

     From January 1, 2000 through March 31, 2000, we acquired 668 communications sites for an aggregate purchase price of approximately $171.5 million. At March 31, 2000, we have entered into letters of intent or purchase agreements to acquire 676 communications sites for approximately $131.4 million, all of which are subject to completion of due diligence efforts and any further negotiations that may result therefrom.

   JANUARY OFFERING

     On January 24, 2000, we completed a public offering where we sold 10,350,000 shares of our common stock (including 3,150,000 shares sold by certain of our stockholders) at a price per share of $41.00 (the "January Offering"), resulting in net proceeds to us of approximately $282.4 million before deducting the costs of the January Offering. The proceeds from the January Offering have initially been invested in short-term liquid securities and will be used to reduce our debt or be used with borrowings made under our credit facility to fund acquisitions, the construction of new communications sites and improvements to existing communications sites.

   PRIVATE PLACEMENT OF THE NOTES

     On March 22, 2000, we completed the private sale of the notes to a group of investment banking firms (the "Initial Purchasers") who resold the notes pursuant to Rule 144A. Our net proceeds were approximately $193.5 million, which were used to repay existing debt under our credit facility.

     Our headquarters are located at 301 North Cattlemen Road, Suite 300, Sarasota, Florida 34232, and our telephone number is (941) 364-8886. Our website is www.pinnacletowers.com. The information provided on our website is not incorporated into this prospectus.

                                    THE NOTES

Securities Offered.....................    Up to $200,000,000 aggregate
                                           principal amount of 5.5% convertible
                                           subordinated notes due 2007, held by
                                           various selling security holders.

                                           2,551,840 shares of common stock
                                           (for resale by selling
                                           securityholders after conversion of
                                           the notes), issuable by Pinnacle
                                           Holdings Inc. upon conversion of the
                                           notes.

Maturity Date..........................    September 15, 2007

Interest Payment Dates.................    March 15 and September 15 of each
                                           year, commencing September 15, 2000.

Conversion Rights......................    The notes are convertible into shares
                                           of common stock at any time after 90
                                           days following the last day of
                                           original issuance of their notes and
                                           before the close of business on the
                                           business day immediately preceding
                                           the maturity date at a conversion
                                           price of $78.375 per share. The
                                           initial conversion price is
                                           equivalent to a conversion rate of
                                           12.7592 shares per $1,000 principal
                                           amount of notes. The conversion price
                                           is subject to adjustment in certain
                                           circumstances. See "Description of
                                           Notes--Conversion Rights."

Sinking Fund...........................    None.


Optional Redemption....................    We may redeem the notes at any time
                                           on or after March 21, 2003 at
                                           specified prices plus accrued and
                                           unpaid interest.

Repurchase Right of Holders Upon
   a Change in Control.................    If a Change in Control (as defined
                                           herein) of Pinnacle occurs, we must
                                           give holders the opportunity to sell
                                           their notes to us at a purchase price
                                           equal to 100% of the principal
                                           amount, plus accrued and unpaid
                                           interest to the date of repurchase.
                                           The purchase price is payable in
                                           cash. The term "Change in Control" is
                                           defined in the "Description of
                                           Notes--Right to Require Purchase of
                                           Notes Upon a Change in Control"
                                           section of this prospectus.

Ranking................................    The notes are unsecured and rank
                                           junior to our existing and future
                                           Senior Indebtedness. The term "Senior
                                           Indebtedness" is defined in the
                                           "Description of Notes--Subordination"
                                           section of this prospectus. The notes
                                           are effectively subordinated to all
                                           existing and future indebtedness and
                                           other liabilities of Pinnacle
                                           Holdings Inc.'s subsidiaries.

                                           The Indenture governing these notes
                                           by and between us and The Bank of New
                                           York, as trustee (the "Indenture")
                                           does not restrict our ability to
                                           incur additional Senior Indebtedness,
                                           nor does it restrict the ability of
                                           Pinnacle Holdings Inc.'s subsidiaries
                                           to incur additional indebtedness. As
                                           of March 31, 2000, we had
                                           approximately $630.4 million of
                                           indebtedness that was effectively
                                           senior in right of payment to the
                                           notes, $571 million of which was
                                           Senior Indebtedness.

Registration Rights....................    On March 22, 2000, we entered into a
                                           Registration Rights Agreement with
                                           the Initial Purchasers (the
                                           "Registration Rights Agreement")
                                           pursuant to which we agreed to keep
                                           the shelf registration statement that
                                           includes this prospectus effective
                                           until the earliest to occur of: (1)
                                           the notes and the shares issuable
                                           upon the conversion of the notes
                                           having been disposed of in accordance
                                           with the shelf registration statement
                                           that includes this prospectus; (2)
                                           the notes and the shares issuable
                                           upon conversion of the notes having
                                           been sold in compliance with Rule 144
                                           under the Securities Act of 1933, as
                                           amended (the "Securities Act") or any
                                           successor rule or regulation, or
                                           could be sold in compliance with Rule
                                           144(k); or (3) the notes and any
                                           shares issuable upon conversion of
                                           the notes cease to be outstanding.
                                           The interest rate on the notes will
                                           increase if we are not in compliance
                                           with this requirement.

Ownership Limitation...................    Due to our desire to maintain our
                                           REIT status, the notes (as well as
                                           capital stock of Pinnacle Holdings
                                           Inc.) may not be owned by any
                                           individual if such individual's
                                           ownership of the notes, common stock
                                           or any combination thereof, in
                                           conjunction with the collective
                                           ownership of the notes and common
                                           stock by four or fewer other
                                           individuals, would exceed 50% of the
                                           aggregate value of all classes of
                                           capital stock. For purposes of the
                                           foregoing limitation, notes owned by
                                           a holder shall be deemed converted
                                           only if the effect thereof will be to
                                           cause the ownership limitation to be
                                           violated.

Use of Proceeds........................    We will not receive any proceeds from
                                           the sale by the securityholders of
                                           the notes or the shares of common
                                           stock issuable upon conversion of the
                                           notes.

Trading................................    The notes are not listed and trade on
                                           the over-the-counter market. The
                                           common stock issuable upon conversion
                                           of the notes is listed on the Nasdaq
                                           National Market under the symbol
                                           "BIGT."

Common stock Outstanding...............    48,340,923 shares (1)
-----------------------

(1) Excludes approximately 5,000,000 shares of common stock reserved for issuance pursuant to our stock incentive plan, 2,865,241 of which are subject to outstanding options at April 30, 2000.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF ANY OF THE EVENTS DESCRIBED IN THIS RISK FACTORS SECTION AND ELSEWHERE IN THIS PROSPECTUS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

WE HAVE A HISTORY OF OPERATING LOSSES. WE HAVE GENERATED LOSSES FROM OPERATIONS AND NEGATIVE CASH FLOW, AND WE MAY CONTINUE TO DO SO.

    We have incurred losses from continuing operations in each of the fiscal years since our inception. As a result, for the years ended December 31, 1997, 1998, 1999 and the three months ended March 31, 2000, our earnings were insufficient to cover combined fixed charges by approximately $8.5 million, $39.7 million, $63.8 million and $22.2 million, respectively. We expect to continue to experience net losses in the future, principally due to interest charges on outstanding indebtedness and substantial charges relating to depreciation of our existing and future assets. These net losses may be greater than the net losses we have experienced in the past.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION; WE MAY INCUR SUBSTANTIALLY MORE DEBT.

     We have a high level of indebtedness. As of March 31, 2000, we had approximately $830.4 million of indebtedness outstanding.

     Our high level of indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o    limit our ability to obtain additional financing;

     o require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures or other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

     o place us at a competitive disadvantage relative to our competitors with less debt.

     We may incur substantial additional debt in the future. The terms of our outstanding debt do not fully prohibit us from doing so. If new debt is added to our current levels, the related risks described above could intensify.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND MEET OUR OTHER LIQUIDITY NEEDS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to meet our debt service and other obligations will depend on our future performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are, to a large extent, beyond our control. We anticipate the need for substantial capital expenditures in connection with our future expansion plans.

     If we are unable to generate sufficient cash flow from operations to service our indebtedness and fund our other liquidity needs, we will be forced to adopt an alternative strategy that may include reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on our business. We may also need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

THE TERMS OF OUR INDEBTEDNESS IMPOSE SIGNIFICANT RESTRICTIONS ON US.

     Certain provisions of the Indenture governing these notes, and the indenture governing the 10% senior discount notes due 2008 (the "Existing Notes") by and between us and The Bank of New York, as trustee (the "Existing Indenture"), contain covenants that restrict our ability to:

     o    incur additional indebtedness;

     o    incur liens;

     o    make investments;

     o    pay dividends or make certain other restricted payments;

     o    consummate certain asset sales;

     o    consolidate with any other person; and

     o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     In addition, our credit facility requires us to comply with certain financial ratios and tests, under which we are required to achieve certain financial and operating results. Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we cannot assure you that they will be met. In the event of a default under our credit facility, the lenders may declare the indebtedness immediately due and payable, which would result in a default under both the Indenture and the Existing Indenture. We cannot assure you that we will have sufficient assets to pay indebtedness outstanding under our credit facility, the Existing Notes and these notes. Any refinancing of our credit facility is likely to contain similar restrictive covenants.

THE NOTES ARE SUBORDINATED TO ALL OTHER SENIOR INDEBTEDNESS.

     The notes are unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness, as defined in the "Description of Notes--Subordination" section of this prospectus. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined below and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Indebtedness has been paid in full in cash or other payment satisfactory to the holders of Senior Indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of Pinnacle Holdings Inc.'s subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by us. The incurrence of additional indebtedness and other liabilities by us could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on the notes. As of March 31, 2000, we had approximately $630.4 million of indebtedness that was effectively senior in right of payment to the notes, $571 million of which was Senior Indebtedness. We anticipate that from time to time we will incur additional indebtedness, including Senior Indebtedness.

PINNACLE HOLDINGS INC. IS A HOLDING COMPANY. ITS ONLY SOURCE OF CASH IS FROM DISTRIBUTIONS FROM ITS SUBSIDIARIES.

     Pinnacle Holdings Inc. is a holding company with no operations of its own and conducts all of its business through its subsidiaries. The notes will be obligations exclusively of Pinnacle Holdings Inc. Pinnacle Holdings Inc.'s only significant asset is the outstanding capital stock of its subsidiaries. Pinnacle Holdings Inc. is wholly dependent on the cash flow of its subsidiaries and dividends and distributions to it from its subsidiaries in order to service its current indebtedness, including payment of principal, premium, if any, and interest on the notes, and any of its future obligations. Pinnacle Holdings Inc.'s subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor. The ability of Pinnacle Holdings Inc.'s subsidiaries to pay such dividends and distributions will be subject to, among other things, the terms of any debt instruments of its subsidiaries then in effect and applicable law. Pinnacle Holdings Inc. will need sufficient funds available to pay cash interest on the notes beginning on September 15, 2000 and on the Existing Notes beginning on March 15, 2003 and to repay the notes and the Existing Notes when required. We cannot assure you that Pinnacle Holdings Inc.'s subsidiaries will generate cash flow sufficient to pay dividends or distributions to Pinnacle Holdings Inc. in order to pay interest or other payments on the notes and the Existing Notes.

     Pinnacle Holdings Inc.'s rights, and the rights of its creditors, to participate in the distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will by subject to the prior claims of such subsidiary's creditors, except to the extent that Pinnacle Holdings Inc. is itself reorganized as a creditor of such subsidiary in which case our claims would still be subject to the claims of any secured creditor of such subsidiary. As of March 31, 2000, the aggregate amount of debt and other obligations of Pinnacle Holdings Inc.'s subsidiaries (including long-term debt, guarantees of Pinnacle Holdings Inc.'s debt, current liabilities and other liabilities) was approximately $586.1 million.

     In addition, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of Pinnacle Holdings Inc.'s subsidiaries, creditors of the subsidiary generally will have the right to be paid in full before any distribution is made to Pinnacle Holdings Inc. or the holders of the notes. Accordingly, holders of the notes are effectively subordinated to the claims of Pinnacle Holdings Inc.'s subsidiaries' creditors to the extent of the assets of the indebted subsidiary. This subordination could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on the notes. We anticipate that Pinnacle Holdings Inc.'s subsidiaries will incur additional Indebtedness, including indebtedness under our credit facility, that could adversely affect Pinnacle Holdings Inc.'s ability to pay its obligations on the notes. See "Description of Notes."

THERE ARE CERTAIN RISKS ASSOCIATED WITH THE MOTOROLA ANTENNA SITE ACQUISITION.

     On August 31, 1999, we acquired approximately 1,858 communications sites from Motorola, Inc. ("Motorola"). We have never consummated a transaction as large as the acquisition of 1,858 communications sites, including approximately 499 owned sites, 526 managed sites and 833 leased sites from Motorola for $255 million in cash and stock, plus fees and expenses (the "Motorola Antenna Site Acquisition") and will likely face significant challenges in integrating the 1,858 acquired communications sites into our operations. In addition, integration of these communications sites will require substantial attention from our management team, which has had limited experience in integrating an acquisition of this size. Diversion of management attention from our existing business could have an adverse impact on our revenues and operating results.

     Due to timing, logistical and other constraints, we did not have the ability to access, analyze and verify all information regarding title and other issues related to the Motorola communications sites prior to closing the Motorola Antenna Site Acquisition. Our indemnification rights under the definitive purchase agreement between us and Motorola and the related documents are subject to various limitations. Therefore, our ability to obtain compensation for defects of title or other site-related and other issues is limited.

WE WILL NOT BE ABLE TO EFFECT OUR BUSINESS PLAN IF WE DO NOT HAVE THE REQUIRED CASH.

     Our business plan is materially dependent upon the acquisition of additional suitable communications sites and the construction of new towers at prices we consider reasonable in light of the revenue we believe we will be able to generate from such sites when acquired or constructed. We will need significant additional capital to finance future acquisitions as well as our tower construction plan and other capital expenditures. During 1997, 1998, 1999 and the three months ended March 31, 2000, we made capital investments aggregating approximately $89.5 million, $373.6 million, $551.7 million and $176.2 million, respectively, in communications site acquisitions, site upgrades and new tower construction. We currently estimate that they will be at least $500 million in 2000. To the extent that we commit to additional significant acquisition opportunities beyond those we have identified and currently believe it is probable that we will complete, that amount may materially increase. Accordingly, we cannot assure you that our actual cash requirements will not materially exceed our estimated capital requirements and available capital. We historically have financed our capital expenditures through a combination of borrowings under bank credit facilities, a debt offering, bridge financings, equity issuances, seller financing and cash flow from operations. Significant additional acquisition or tower construction opportunities will create a need for additional capital financing. If our revenue and cash flow are not as expected, or if our borrowing base is reduced as a result of operating performance, we may have limited ability to access necessary capital. We cannot assure you that adequate funding will be available as needed or, if available, on terms acceptable to us or permitted under the terms of our existing indebtedness. The terms of additional debt financing could have important consequences to you. See "--The terms of our indebtedness impose significant restrictions on us." In addition, to qualify and remain qualified as a REIT, we must distribute to our stockholders 95% of our taxable income computed without regard to net capital gains and deductions for distributions to our stockholders and 95% of certain foreclosure income. If made, such distributions could reduce the amount of cash available to us to effect our business plan. Insufficient available funds may require us to scale back or eliminate some or all of our planned expansion.

WE DEPEND ON ACQUISITIONS AND THE INTEGRATION OF THOSE ACQUISITIONS INTO OUR BUSINESS.

     Our business plan is materially dependent upon the acquisition of additional suitable communications sites at prices we consider reasonable in light of the revenue we believe we will be able to generate from these sites when acquired. Since our inception, however, the prices of acquisitions within the industry have generally increased over time. Additionally, we compete with certain wireless communications providers, site developers and other independent communications site owners and operators for acquisitions of communications sites, some of which have greater financial and other resources than we have. Increased demand for acquisitions may result in fewer acquisition opportunities for us as well as higher acquisition prices. Our inability to grow by acquisition or to accurately estimate the amount of revenue that will be generated from such acquisitions may affect us adversely. Although we believe that opportunities may exist for us to grow through acquisitions, we cannot assure you that we will be able to identify and consummate acquisitions on terms we find acceptable. Certain provisions of our credit facility, the Existing Notes and these notes may limit our ability to effect acquisitions. See "--Our substantial indebtedness could adversely affect our financial condition; we may incur substantially more debt." Further, we cannot assure you that we will be able to profitably manage and market the space on additional communications sites acquired or successfully integrate acquired sites with our operations and sales and marketing efforts without substantial costs or delays. Acquisitions involve a number of potential risks, including the potential loss of customers, increased leverage and debt service requirements, combining disparate company cultures and facilities and operating sites in geographically diverse markets. Accordingly, we cannot assure you that one or more of our past or future acquisitions may not have a material adverse effect on our financial condition and results of operations.

IF WE FAIL TO PROTECT OUR RIGHTS AGAINST PERSONS CLAIMING SUPERIOR RIGHTS IN OUR COMMUNICATIONS SITES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     Our real property interests relating to our communications sites consist of fee interests, leasehold interests, private easements and licenses, easements and rights-of-way. For various reasons, we may not always have the ability to access, analyze and verify all information regarding title and other issues prior to completing an acquisition of communications sites. We generally obtain title insurance on fee properties we acquire and rely on title warranties from sellers. Our ability to protect our rights against persons claiming superior rights in communications sites depends on our ability to:

     o recover under title policies, the policy limits of which may be less than the purchase price of the particular site;

     o in the absence of insurance coverage, realize on title warranties given by the sellers, which warranties often terminate after the expiration of a specific period, typically one to three years; and

     o    realize on title covenants from landlords contained in leases.

THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD ADVERSELY AFFECT OUR BUSINESS.

     We have certain customers that account for a significant portion of our revenue. As of March 31, 2000, Arch Communications (which acquired MobileMedia Communications in 1999), Nextel and Motorola represented 7.6%, 14.4% and 4.2%, respectively, of our revenue, on a run rate basis. The loss of one or more of these major customers, or a reduction in their utilization of our communications site rental space due to their insolvency or other inability or unwillingness to pay, could have a material adverse effect on our business, results of operations and financial condition.

THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH CONSTRUCTION OF NEW TOWERS.

     The success of our growth strategy is dependent in part on our ability to construct new towers. Such construction can be delayed by factors beyond our control, including zoning and local permitting requirements, availability of erection equipment and skilled construction personnel and weather conditions. Certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. In addition, as the pace of tower construction has increased in recent years, the demand for manpower and equipment needed to erect towers has been increasing. Additionally, we cannot assure you that build opportunities will become available that meet our economic criteria. Our expansion plans call for a significant increase in construction activity. We cannot assure you that we will be able to overcome the barriers to new construction or that the number of towers planned for construction will be completed. Our failure to complete the necessary construction could have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH COMPANIES THAT HAVE GREATER FINANCIAL RESOURCES.

     We face competition for customers from various sources, including:

     o wireless communications providers and utility companies that own and operate their own communications site networks and lease communications site space to other carriers;

     o site development companies that acquire space on existing communications sites for wireless communications providers and manage new tower construction;

     o    other independent communications site companies; and

     o    traditional local independent communications site operators.

     Wireless communications providers that own and operate their own communications site networks generally are substantially larger and have greater financial resources than we have. We believe that site location and capacity, price, quality of service, type of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting communications site rental companies. We believe that competition for communications site acquisitions will increase and that additional competitors will enter the tower rental market, certain of whom may have greater financial and other resources than we have.

OUR BUSINESS DEPENDS ON DEMAND FOR WIRELESS COMMUNICATIONS.

     Substantially all of our revenue is derived from leases of communications site space, most of which are with wireless communications providers. Accordingly, our future growth depends, to a considerable extent, upon the continued growth and increased availability of cellular and other wireless communications services. We cannot assure you that the wireless communications industry will not experience severe and prolonged downturns in the future or that the wireless communications industry will expand as quickly as forecasted. The wireless communications industry, which includes paging, cellular, personal communications services ("PCS"), fixed microwave, specialized mobile radio ("SMR"), enhanced specialized mobile radio ("ESMR") and other wireless communications providers, has undergone significant growth in recent years and remains highly competitive, with service providers in a variety of technologies and two or more providers of the same service (up to seven for PCS) within a geographic market competing for subscribers. The demand for rental space on our communications sites is dependent on a number of factors that are, to a large extent, beyond our control, including the following:

     o    demand for wireless services;

     o financial condition and access to capital of wireless communications providers;

     o strategy of wireless communications providers with respect to owning or leasing communications sites;

     o    government licensing of broadcast rights;

     o    changes in telecommunications regulations; and

     o    general economic conditions.

     The demand for space on our communications sites is primarily dependent on the demand for wireless communications services. A slowdown in the growth of the wireless communications industry in the United States would depress network expansion activities and reduce the demand for our communications sites. In addition, a downturn in a particular wireless segment as a result of technological competition or other factors beyond our control could adversely affect the demand for rental communications sites. Advances in technology could also reduce the need for site-based transmission and reception. In addition, wireless services providers often enter into "roaming" and "resale" arrangements that permit providers to serve customers in areas where they do not have facilities. In most cases, these arrangements are intended to permit a provider's customers to obtain service in areas outside the provider's license area or, in the case of resale arrangements, to permit a provider that does not have any licenses to enter the wireless marketplace.

     Current FCC rules, which are subject to sunset requirements that vary from service to service and market to market, also give licensed wireless service providers the right to enter into roaming and resale arrangements with other providers licensed to serve overlapping service areas. Such roaming and resale arrangements could be viewed by some wireless service providers as superior alternatives to constructing their own facilities or leasing space on communications sites that we own. If such arrangements were to become common, there could be a material adverse effect on our prospects, financial condition and results of operations.

     The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice and data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS REQUIRES COMPLIANCE AND APPROVAL WITH REGULATORY AUTHORITIES.

     The FCC and the Federal Aviation Administration (the "FAA") regulate towers used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications equipment operating on communications sites is separately regulated and independently licensed by the FCC. Certain proposals to construct new towers or to modify existing towers are reviewed by the FAA to ensure that the tower will not present a hazard to aviation. Tower owners may have an obligation to paint towers or install lighting to conform to FAA standards and to maintain such painting and lighting. Tower owners may also bear the responsibility of notifying the FAA of any tower lighting failures. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities. Such factors could have a material adverse effect on our financial condition or results of operations.

     Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted that increase such delays or result in additional costs to us. Such factors could have a material adverse effect on our future growth. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for tower sites.

     Our growth strategy will be affected by our ability to obtain the permits, licenses and zoning relief necessary to build new towers. The tower rental industry often encounters significant public resistance when attempting to obtain the necessary permits, licenses and zoning relief for construction or improvements of towers. We cannot assure you that we can obtain the permits, licenses and zoning relief necessary to continue the expansion of our communications site rental business. The failure to obtain such permits, licenses and zoning relief would have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR RETAINING KEY EMPLOYEES.

     Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support and finance personnel, some of whom may be difficult to replace. Although we maintain employment agreements with certain of our employees, we cannot assure you that the services of such personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of such executives. The loss of the services of these executives could have a material adverse effect on our business.

COMPETING TECHNOLOGIES AND OTHER ALTERNATIVES COULD REDUCE THE DEMAND FOR OUR SERVICES.

     Most types of wireless services currently require ground-based network facilities, including communications sites, for transmission and reception. The extent to which wireless service providers lease such communications sites depends on a number of factors beyond our control, including the level of demand for such wireless services, the financial condition and access to capital of such providers, the strategy of providers with respect to owning or leasing communications sites, government licensing of communications services, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into agreements with competitors allowing each other to utilize one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. Such agreements may be viewed by wireless service providers as a superior alternative to leasing space for their own antenna on communications sites we own. The proliferation of such agreements could have a material adverse effect on our business, financial condition or results of operations.

     The emergence of new technologies that do not require terrestrial antenna sites and can be substituted for those that do also could have a negative impact on our operations. For example, the FCC has granted license applications for four low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the FCC has issued licenses for several low-earth orbiting satellite systems that are intended to provide solely data services. Although such systems are currently highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services we provide. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL LAWS THAT IMPOSE LIABILITY WITHOUT REGARD TO FAULT AND ENVIRONMENTAL REGULATIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these laws, we could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites and also could be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under all applicable environmental laws, there can be no assurance that the costs of compliance with existing or future environmental laws and liability related thereto will not have a material adverse effect on our business, financial condition or results of operations.

     The FCC requires tower owners subject to the agency's antenna structure registration program to comply at the time of registration with federal environmental rules that may restrict the siting of towers. Under these rules, tower owners are required initially to identify whether proposed sites are in environmentally sensitive locations. If so, the tower owners must prepare and file environmental assessments, which must be reviewed by the FCC staff prior to registration and construction of the particular towers.

IF WE SUSTAIN DAMAGE TO OUR COMMUNICATIONS SITES IN EXCESS OF OUR INSURANCE COVERAGE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our communications sites are subject to risks from vandalism and risks associated with natural disasters such as tornadoes, hurricanes, fires and earthquakes. We maintain certain insurance to cover the cost of replacing damaged communications sites and general liability insurance to protect us in the event of an accident involving a communications site, but we do not maintain business interruption insurance. Accordingly, damage to a group of our communications sites could result in a significant loss of revenue and could have a material adverse effect on our results of operations and financial condition. In addition, a communications site accident for which we are uninsured or underinsured could have a material adverse effect on our financial condition or results of operations.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES OR THE EXISTING NOTES OR REPAY DEBT UNDER OUR CREDIT FACILITY IN THE EVENT OF A CHANGE OF CONTROL.

     Upon the occurrence of certain change of control events, holders of the notes and the Existing Notes may require Pinnacle Holdings Inc. to offer to repurchase all of their notes. Pinnacle Holdings Inc. may not have sufficient funds at the time of the change of control to make the required repurchases or restrictions in our credit facility may not allow such repurchases. Additionally, a "change of control" (as defined in the Indenture and the Existing Indenture) is an event of default under our credit facility, which would permit the lenders to accelerate the debt, which also would cause an event of default under the Indentures.

     The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change of control to make any required repurchases of the notes or the Existing Notes tendered and to repay debt under our credit facility. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to indebtedness to which we may become a party may contain similar restrictions and provisions.

FEDERAL AND STATE STATUTES MAY ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES AND REQUIRE YOU TO RETURN PAYMENTS RECEIVED FROM US.

     If under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of our unpaid creditors, a court were to find that, at the time the notes were issued (1) we issued the notes with the intent of hindering, delaying or defrauding current or future creditors or (2)(A) we received less than reasonably equivalent value or fair consideration for issuing the notes and (B):

     o we were insolvent or were rendered insolvent by reason of the transactions contemplated in connection with the private placement of the notes;

     o we were engaged, or about to engage, in a business or transaction for which our assets constituted unreasonably small capital;

     o we intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes); or

     o we were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if, in either case, after final judgment, the judgment is unsatisfied);

then such court could avoid or subordinate the notes to presently existing and future indebtedness and take other action detrimental to you, including, under certain circumstances, invalidating the notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, we would be considered insolvent if, at the time we incur the indebtedness constituting the notes, either (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and mature or (2) we are incurring debts beyond our ability to pay as such debts mature.

     We believe that at the time of the issuance of the notes, we (1) (A) were neither insolvent nor rendered insolvent thereby, (B) had sufficient capital to operate our business effectively and (C) were incurring debts within our ability to pay as the same mature or become due and (2) had sufficient resources to satisfy any probable money judgment against us in any pending action. In reaching the foregoing conclusions, we have relied upon our analysis of our internal cash flow projections and estimated values of assets and liabilities. We cannot assure you, however, that such analysis will prove to be correct or that a court passing on such questions would reach the same conclusions.

RISKS CONCERNING POTENTIAL NEGATIVE HEALTH EFFECTS OF RADIO FREQUENCY EMISSIONS.

     Along with wireless communications providers that utilize our communications sites, we are subject to government requirements and other guidelines relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that we will not be subject to such claims in the future, which could have a material adverse effect on our results of operations and financial condition.

IF WE FAIL TO QUALIFY AS A REIT, WE WILL BE SUBJECT TO A VARIETY OF TAXES AND PENALTIES.

     We have elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we have been organized and operated to date in such a manner as to qualify for taxation as a REIT. However, prospective investors should be aware that the federal tax rules and regulations relating to REITs are highly technical and complex, and that our qualification as a REIT during each taxable year (including prior years) will depend on our ability to meet these requirements, through actual annual operating results, income distribution levels, stock ownership requirements and tests relating to our assets and sources of income. Therefore, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Furthermore, depending on our assessment of the strategic importance of acquisitions which may become available to us in our existing line of business or in complementary non-real estate based communications site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard, we recently acquired certain assets from Motorola prior to determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT. Subsequent to making such commitment, we structured the ownership of the assets so acquired in a manner that we believe will ensure our continued qualification as a REIT.

     However, because of the restrictions imposed on our operations by seeking to retain our qualification as a REIT, we have evaluated whether to terminate our REIT qualification. With respect to taxable years for which we are qualified as a REIT, we could be subject to a variety of taxes and penalties if we engage in certain prohibited transactions, fail to satisfy REIT distribution requirements or recognize gain on the sale or other disposition of certain types of property. If we cease to remain qualified as a REIT and we cannot utilize any of the relief provisions which may be applicable, or terminate our REIT election voluntarily, we will be subject to corporate level income tax at regular corporate rates on our net income unreduced by distributions to stockholders, together with interest and penalties to the extent applicable to prior periods. However, because we have not reported any net taxable income (determined before the deduction for dividends paid) in any of our corporate income tax returns since our filing of an election to be taxed as a REIT, unless our reported net taxable loss is adjusted, any corporate income tax liability from a retroactive determination by the Internal Revenue Service (the "Service") that we, to date, failed to satisfy all of the requirements for REIT qualification during any such year would likely be minimal. Nevertheless, with respect to any year in which we recognize positive net taxable income, the loss of REIT status or a determination that we did not qualify as a REIT may have a material adverse affect on our financial condition or results from operations. In such circumstances, we may have made distributions to our stockholders as required to retain our REIT status but would neither be entitled to receive such distributions back from our stockholders nor be entitled to a tax deduction for such distributions. At the present time, we do not anticipate that we will recognize net taxable income for the foreseeable future.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE THAT COULD AFFECT YOUR INVESTMENT.

     The stock market has from time to time experienced significant price and volume fluctuations that have affected the market price for the common stock of companies. In the past, certain broad market fluctuations have been unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a material decline in the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect upon our business and operating results.

BECAUSE THERE IS NO CURRENT MARKET FOR THE NOTES, YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP.

     There is no current established trading market for the notes. The Initial Purchasers have informed us that they currently intend to make markets in the notes. However, the Initial Purchasers may cease their market-making at any time. Accordingly, we can not assure you that a market for the notes will develop. Furthermore, if a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market of similar securities and performance or prospects for companies in our industry. We do not intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE SALE OF PINNACLE HOLDINGS INC.

     Provisions of Pinnacle Holdings Inc.'s certificate of incorporation, its bylaws and Delaware law could make it more difficult for a third party to acquire Pinnacle Holdings Inc., even if doing so would be beneficial to its stockholders.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the securityholders of the notes or the shares issuable upon conversion of the notes.




                       RATIO OF EARNINGS TO FIXED CHARGES

     Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                                                   Three
                                                                                                                   Months
                                                                                                                    Ended
                                                                   Fiscal Year Ended December 31,                 March 31,
                                                     ---------------------------------------------------------  -----------

                                                         1995       1996        1997        1998        1999        2000
                                                     ----------  ---------  ----------  ----------  ----------  --------
                                                                                 (In thousands)
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock dividends
   and accretion.................................    $   (645)   $ (2,016)  $  (8,461)  $ (36,630)  $ (60,821)  $  (22,158)
Fixed charges:
   Interest expense..............................         205       1,252       6,925      12,300      22,953        8,776
   Amortization of original issue discount and debt
      issue costs................................           -           -         292      16,426      23,708        6,426
   Rentals:
      Office space (33%).........................          10          32          62         102         134           71
      Telecommunications sites (33%).............          29         124         427       1,106       5,531        3,270
   Preferred stock dividends and accretion.......          --          --          --       3,094       2,930            -
                                                     --------    --------   ---------   ---------   ---------   ----------
Total fixed charges..............................         244       1,408       7,706      33,028      55,256       18,543
                                                     ========    ========   =========   =========   =========   ==========
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion.......................    $   (401)   $   (608)  $    (755)  $  (6,696)  $  (8,495)  $   (3,615)
                                                     ========    ========   =========   =========   =========   ==========
Ratio of earnings to fixed charges.................        (a)         (a)         (a)         (a)         (a)          (a)
                                                     ========    ========   =========   =========   =========   ==========

(a) Due to Pinnacle's losses in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31, 2000, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $645, $2,016, $8,461, $39,724, $63,751 and
$22,158 in 1995, 1996, 1997, 1998, 1999 and the three months ended March 31,
2000, respectively, to achieve a coverage ratio of 1:1.

                              DESCRIPTION OF NOTES

     The notes have been issued under the Indenture dated as of March 22, 2000 between Pinnacle Holdings Inc. and The Bank of New York, as trustee (the "Trustee"). The following description is only a summary of the material provisions of the Indenture, the notes and the Registration Rights Agreement. We urge you to read the Indenture, the notes and the Registration Rights Agreement in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents at our address shown under the caption "Where You Can Find More Information." The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to "we", "us", "ours" and "Pinnacle" include only Pinnacle Holdings Inc. and not its subsidiaries.

GENERAL

     The notes are unsecured, subordinated obligations of Pinnacle, limited in aggregate principal amount to $200,000,000. The notes will mature on September 15, 2007, unless earlier redeemed at our option as described under "--Optional Redemption of the Notes" or repurchased by us at a holder's option upon a change in control of Pinnacle as described under "--Right to Require Purchase of Notes upon a Change in Control." Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable semiannually in arrears on March 15 and September 15 of each year, commencing on September 15, 2000. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the notes on the immediately preceding March 1 and September 1, whether or not this day is a business day. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Indenture does not contain any restriction on:

     o    the payment of dividends;

     o the issuance of Senior Indebtedness (as defined below) or other indebtedness; or

     o    the repurchase of securities of Pinnacle

and does not contain any financial covenants. Other than as described under "--Right to Require Purchase of Notes upon a Change in Control," the Indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of Pinnacle.

     We will pay the principal of, premium, if any, and interest on the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to the holders at their registered addresses or by wire transfer to holders of at least $5,000,000 aggregate principal amount of notes. Except under the limited circumstances described below, The notes have been issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

CONVERSION RIGHTS

     A holder may, at any time after 90 days following the last day of original issuance of the notes and before the close of business on the business day immediately preceding the maturity date, convert a note or any portion of a note (if the portions are $1,000 or whole multiples of $1,000) into shares of common stock initially at the conversion price stated on the cover page of this prospectus (which is equivalent to a conversion rate of 12.7592 shares per $1,000 principal amount of notes), unless the note or a portion of the note has been previously redeemed or repurchased. The right to convert a note called for redemption will terminate at the close of business on the third business day immediately preceding the date fixed for redemption, unless we default in making the payment due on the redemption date. If a holder of a note has delivered notice of its election to have the note repurchased as a result of a Change in Control, the note may be converted only if the notice of election is withdrawn as described under "--Right to Require Purchase of Notes upon a Change in Control."

     We will adjust the conversion price if (without duplication):

     (1) we issue common stock as a dividend or distribution on our common stock;

     (2) we subdivide, combine or reclassify our common stock;

     (3) we issue to substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase common stock at less than the then current market price;

     (4) we distribute to substantially all holders of common stock evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding:

     o    those rights, warrants or options referred to in clause (3) above;

     o    any dividend or distribution paid exclusively in cash; and

     o    any dividend or distribution referred to in clause (1) above;

     (5) we make a cash distribution to substantially all holders of our common stock, that together with all other all-cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock made within the preceding 12 months exceeds 15% of our aggregate market capitalization on the date of the distribution;

     (6) we complete a tender or exchange offer for our common stock which involves an aggregate consideration that, together with:

     o any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock concluded within the preceding 12 months and

     o the amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months;

exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer; or

     (7) prior to the earlier of March 21, 2003 or the date we cease to maintain our status as a REIT for federal income tax purposes, we make a cash or non-cash distribution to substantially all holders of common stock.

     The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

     If we distribute rights or warrants, other than those referred to in clause
(3) of the preceding paragraph, pro rata to holders of common stock, so long as the rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive, in addition to the shares of common stock issuable upon conversion, the following upon conversion:

     o if conversion occurs on or prior to the date for the distribution of certificates evidencing the rights or warrants, the holder will be entitled to the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled; and

     o if conversion occurs after the distribution date, the holder will be entitled to the same number of rights or warrants to which a holder of the number of shares of common stock into which the note was convertible immediately prior to the distribution date would have been entitled on the distribution date in accordance with the terms and provisions applicable to the rights or warrants.

     o The conversion price of the notes will not be subject to adjustment on account of any declaration, distribution or exercise of any rights or warrants other than those referred to in clause (3) of the preceding paragraph.

     If our common stock is converted into the right to receive other securities, cash or other property as a result of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions, each note then outstanding would, without the consent of any holders of notes, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a holder of the number of shares of common stock which would have been received by a holder immediately prior to the transaction if the holder had converted the note.

     We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the market price.

     Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest or on account of dividends on shares of common stock issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount converted together with the note being surrendered. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

     If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the notes is reduced, this reduction may be deemed to be the receipt of taxable income to holders of the notes.

     In addition, we may make any reductions in the conversion price that our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes or for any other reasons.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the notes will, to the extent described in the Indenture, be subordinated in right of payment to the prior payment in full of all our Senior Indebtedness. The holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the Senior Indebtedness, or provision for payment in money or money's worth, before the holders of the notes will be entitled to receive any payment in respect of the notes, when there is a payment or distribution of assets to creditors upon our:

     o    liquidation;

     o    dissolution;

     o    winding up;

     o    reorganization;

     o    assignment for the benefit of creditors;

     o    marshaling of assets;

     o    bankruptcy;

     o    insolvency; or

     o    similar proceedings.

     No payments on account of the notes or on account of the purchase or acquisition of notes may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing. If (1) there is a default on any Senior Indebtedness other than a payment default that occurs that permits the holders of that Senior Indebtedness to accelerate its maturity and (2) the Trustee and Pinnacle receive the notice required by the Indenture, no payments may be made on the notes for up to 179 days in any 365-day period unless the default is cured or waived. By reason of this subordination, in the event of our insolvency, holders of the notes may recover less, ratably, than holders of our Senior Indebtedness.

     "Senior Indebtedness" means:

     o the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations of us to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement;

     o commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

     o all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (2) under interest rate swaps, caps, collars, options, and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract, or other foreign currency hedge;

     o all of our obligations for the payment of money relating to capitalized lease obligations;

     o any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

     o renewals, extensions, refundings, refinancings, restructurings, amendments, and modifications of any such indebtedness or guarantee; other than any indebtedness or other obligation of us that by its terms is not superior in right of payment to the notes.

     At March 31, 2000, our consolidated Senior Indebtedness was approximately $571 million. We expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness. See "Risk Factors--We may not be able to repurchase the notes or the Existing Notes or repay debt under our credit facility in the event of a change in control."

OPTIONAL REDEMPTION OF THE NOTES

     At any time on or after March 21, 2003, we may redeem all or a portion of the notes upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, by paying the applicable redemption price, plus accrued and unpaid interest. The redemption price, expressed as a percentage of the principal amount, is 103.00% if the notes are redeemed in the period beginning March 21, 2003 and ending March 14, 2004, and is as follows for the 12-month periods beginning March 15 shown below:

                                                  REDEMPTION
                         YEAR                         PRICE
                         ----                     ---------
                         2004                      101.50%
                         2005 and thereafter       100.00%

SELECTION

     If we opt to redeem less than all of the notes at any time, the Trustee will select or cause to be selected the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the Trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

MANDATORY REDEMPTION

     Except as set forth below under "--Right to Require Purchase of Notes upon a Change of Control," we are not required to make mandatory redemption or sinking fund payments with respect to the notes.

RIGHT TO REQUIRE PURCHASE OF NOTES UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below) occurs, each holder of notes may require that we repurchase the holder's notes on the date fixed by us that is not less than 45 nor more than 60 days after we give notice of the Change in Control. We will repurchase the notes for an amount of cash equal to 100% of the principal amount of the notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Pinnacle and its subsidiaries, taken as a whole, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a "Group"), other than, as long as the Existing Notes are outstanding, to Permitted Holders;
(ii) the approval by the holders of capital stock of Pinnacle of any plan or proposal for the liquidation or dissolution of Pinnacle (whether or not otherwise in compliance with the provisions of the applicable Indenture); (iii) any person or Group (other than Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Pinnacle's issued and outstanding voting stock of or any successor to all or substantially all of Pinnacle's assets; or (iv) the first day on which a majority of the members of Pinnacle's board of directors are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Pinnacle and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Pinnacle to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Pinnacle and its subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of Pinnacle who (i) was a member of such board of directors on the date of the original issuance of the notes or (ii) was nominated for election or elected to such board of directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Permitted Holders" means as of the date of determination (i) Andrew Banks, Royce Yudkoff or Robert Wolsey and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and (ii) any other person, the majority of whose voting stock is directly or indirectly owned by any person described in clause (i) above.

     On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.

     We may not repurchase any note at any time when the subordination provisions of the Indenture otherwise would prohibit us from making payments of principal in respect of the notes. If we fail to repurchase the notes when required under the preceding paragraph, this failure will constitute an event of default under the Indenture whether or not repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 30th day after the Change in Control, we must mail to the Trustee and all holders of the notes a notice of the occurrence of the Change in Control, stating:

     o    the repurchase date;

     o    the date by which the repurchase right must be exercised;

     o    the repurchase price for the notes; and

     o the procedures which a holder of notes must follow to exercise the repurchase right.

     To exercise the repurchase right, the holder of a note must deliver, on or before the third business day before the repurchase date, a written notice to us and the Trustee of the holder's exercise of the repurchase right. This notice must be accompanied by certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. This notice of exercise may be withdrawn by the holder at any time on or before the close of business on the business day preceding the repurchase date.

     The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Moreover, under the Indenture, we will not be permitted to pay principal of or interest on, or otherwise acquire the notes, including any repurchase at the election of the holders of notes upon the occurrence of a Change in Control, if a payment default on our Senior Indebtedness has occurred and is continuing, or if our Senior Indebtedness is not paid in full in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up. Our ability to pay cash to holders of notes following the occurrence of a Change in Control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors--We may not be able to repurchase the notes or the Existing Notes or repay debt under our credit facility in the event of a change in control."

     If a Change in Control occurs and the holders exercise their rights to require us to repurchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any repurchase.

     The term "beneficial owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

OWNERSHIP LIMITATION

     So that we can retain our status as a REIT, notes (as well as capital stock of Pinnacle) may not be transferred if the transfer would result in ownership by five or fewer individuals of more than 50% of the aggregate value of all classes of our capital stock (the "Ownership Limitation"). For purposes of the Ownership Limitation, the notes owned directly or indirectly by an individual will be deemed converted only if the effect thereof will be to cause the Ownership Limitation to be violated. If a person attempts to acquire notes in violation of the Ownership Limitation, the putative transfer to such person would be void and the intended transferee would acquire no rights to the notes. For purposes of the Ownership Limitation, "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. Any putative transfer of notes in violation of the Ownership Limitation will cause those notes, to the extent the Ownership Limitation is violated, to be transferred to a person (unaffiliated with us or the prohibited transferee) as trustee of a trust for the exclusive benefit of one or more organizations described in Section 501(c)(3) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own those notes for the benefit of the Charitable Beneficiary on the day prior to the date of the putative violative transfer. Any interest paid prior to when we discover that notes were held in trust will be repaid by the prohibited transferee to us and any interest after the record date but before the applicable payment date will be rescinded as void ab initio with respect to the prohibited transferee. Any interest so disgorged or rescinded will be paid over to the trustee and held in trust for the Charitable Beneficiary. The trustee of the trust may transfer the notes held in trust to a person whose ownership of the notes will not violate the Ownership Limitation. If such a transfer is made, the interest of the Charitable Beneficiary would terminate and proceeds of the sale would be payable to the prohibited transferee and the Charitable Beneficiary. The prohibited transferee would receive the lesser of (i) the price paid by the prohibited transferee for the notes or, if the prohibited transferee did not give value for the notes, the market price of the notes on the day of the event causing the notes to be held in trust or (ii) the price of the notes received by the trustee for the sale or other disposition of the notes held in trust. Any proceeds in excess of the amount payable to the prohibited transferee will be payable to the Charitable Beneficiary. The notes held in trust for the benefit of the Charitable Beneficiary will be offered for sale to us at the prevailing market price before being offered for sale to third parties.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to, any other person, if:

     o we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, is a corporation organized under the laws of any U.S. jurisdiction and expressly assumes our obligations under the Indenture and the notes by means of a supplemental Indenture entered into with the Trustee; and

     o after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, shall have occurred and be continuing.

     Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, Pinnacle under the Indenture. Except in the case of a lease, if the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the Indenture and the notes.

MODIFICATION AND WAIVER

     We and the Trustee may enter into one or more supplemental indentures that add, change or eliminate provisions of the Indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note, no supplemental indenture may, among other things:

     o change the stated maturity of the principal of or any installment of interest on any note;

     o reduce the principal amount of, or the premium or rate of interest on, any note;

     o change the currency in which the principal of any note or any premium or interest is payable;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any note when due;

     o adversely affect the right provided in the Indenture to convert any note;

     o modify the subordination provisions of the Indenture in a manner adverse to the holders of the notes;

     o modify the provisions of the Indenture relating to our requirement to offer to repurchase notes upon a Change in Control in a manner adverse to the holders of the notes;

     o reduce the percentage in principal amount of the outstanding notes necessary to modify or amend the Indenture or to consent to any waiver provided for in the Indenture; or

     o waive a default in the payment of principal of or any premium or interest on any note.

     The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

     o waive compliance by us with restrictive provisions of the Indenture other than as provided in the preceding paragraph; and

     o waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

     Without the consent of any holders of notes, we and the Trustee may enter into one or more supplemental Indentures for any of the following purposes:

     o to cure any ambiguity, omission, defect or inconsistency in the Indenture;

     o to evidence a successor to us and the assumption by the successor of our obligations under the Indenture and the notes;

     o to make any change that does not adversely affect the rights of any holder of the notes; or

     o to comply with any requirement in connection with the qualification of the Indenture under the Trust Indenture Act.

EVENTS OF DEFAULT

     Each of the following is an "event of default":

(1) a default in the payment of any interest upon any of the notes when due and payable, continued for 30 days;

(2) a default in the payment of the principal of and premium, if any, on any of the notes when due, including on a redemption date;

(3) failure to pay when due the principal of or interest on indebtedness for money borrowed by us or our subsidiaries in excess of $20.0 million, or the acceleration of that indebtedness that is not withdrawn within 15 days after the date of written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes;

(4) a default by us in the performance, or breach, of any of our other covenants in the Indenture which are not remedied by the end of a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes; or

(5)  events of bankruptcy, insolvency or reorganization of Pinnacle.

     If an event of default described in clauses (1), (2), (3) or (4) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued interest on all notes to be immediately due and payable. This declaration may be rescinded if the conditions described in the Indenture are satisfied. If an event of default of the type referred to in clause (5) occurs, the principal amount of and accrued interest on the outstanding notes will automatically become immediately due and payable.

     Within 90 days after a default, the Trustee must give to the registered holders of notes notice of all uncured defaults known to it. The Trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the best interests of the registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption obligation.

     The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the notes unless the holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or the right to convert a note in accordance with the Indenture, no holder may institute any proceeding or pursue any remedy with respect to the Indenture or the notes unless it complies with the conditions provided in the Indenture, including:

     o holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy; and

     o holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

     We are required to deliver to the Trustee annually a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the Indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

BOOK-ENTRY, DELIVERY AND FORM

     Notes currently held by "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), are evidenced by a Global Note, which was deposited on the date of closing of the sale of the notes (the "Closing Date") with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company ("DTC") will be the initial depositary directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

     Notes currently held by investors who purchased notes in offshore transactions in reliance on Regulation S under the Securities Act are evidenced by their interests in a Global Note held directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Clearstream Banking, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream Banking hold interests in a Global Note on behalf of their participants through their respective depositaries, which in turn hold the interests in a Global Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream Banking, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.

     Any purchaser (a "Public Holder") of notes pursuant to this prospectus will receive a beneficial interest in an unrestricted global note (the "Registered Global Note") which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Registered Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     A Public Holder may hold its interest in the Registered Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in federal funds.

     DTC has advised us that DTC is:

     o a limited-purpose trust company organized under the laws of the State of New York;

     o    a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:

     o    securities brokers and dealers;

     o    banks;

     o    trust companies;

     o    clearing corporations; and

     o    certain other organizations

     Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. Public Holders who are not participants may beneficially own securities held by or on behalf of DTC only through participants.

     We expect that pursuant to the procedures established by DTC (1) upon deposit of the Registered Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the Registered Global Note to the accounts of participants and (2) ownership of beneficial interests in a Registered Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the Registered Global Note other than participants).

     So long as DTC or its nominee is the registered holder and owner of a Registered Global Note, DTC or its nominee, as the case may be, will be considered the sole legal owner of the notes represented by the Registered Global Note for all purposes under the Indenture and the notes. Except as set forth below, owners of beneficial interests in a Registered Global Note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the Registered Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Registered Global Note desires to take any action that DTC, as the holder of the Registered Global Note, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a Registered Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream Banking.

     We will make payments of the principal of, and interest on, the notes represented by a Registered Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Registered Global Note.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Registered Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Registered Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a Registered Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the Trustee nor any paying agent will have any responsibility or liability for:

     o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Registered Global Note;

     o maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

     o    any other aspect of the relationship between DTC and its participants;
          or

     o the relationship between the participants and indirect participants and the owners of beneficial interests in a Registered Global Note.

     Unless and until it is exchanged in whole or in part for definitive notes, a Registered Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in a Registered Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream Banking participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in a Registered Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Registered Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking, as the case may be) immediately following the DTC settlement date, and the credit of any transactions interests in a Registered Global Note settled during the processing day will be reported to the relevant Euroclear or Clearstream Banking participant on that day. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Registered Global Note by or through a Euroclear or Clearstream Banking participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day following settlement in DTC.

     We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts at the DTC interests in a Registered Global Note are credited and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given direction. However, if there is an event of default under the notes, DTC will exchange the Registered Global Notes for definitive notes, which it will distribute to its participants. These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

     Although we expect that DTC, Euroclear and Clearstream Banking will agree to the foregoing procedures in order to facilitate transfers of interests in Registered Global Notes among participants of DTC, Euroclear, and Clearstream Banking, DTC, Euroclear and Clearstream Banking are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for Registered Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the Registered Global Notes. The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

REGISTRATION RIGHTS

     On March 22, 2000, we entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of the holders of the notes and the common stock issuable upon the conversion of the notes. Pursuant to the Registration Rights Agreement, we filed with the Commission a shelf registration statement on Form S-3 of which this prospectus is a part to cover resales of the notes and the shares of common stock issuable upon the conversion thereof by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement We will use all reasonable efforts to keep the shelf registration statement effective until the earliest to occur of: (1) the notes and the shares issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement; (2) the notes and the shares issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation, or could be sold in compliance with Rule 144(k); or (3) the notes and any shares issuable upon conversion of the notes cease to be outstanding.

     We have the right to suspend use of the shelf registration statement during specified periods of time relating to pending corporate developments and public filings with the Commission and similar events.

     If after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the Registration Rights Agreement, then, in each case, we will pay liquidated damages to all holders of notes and all holders of common stock issued on conversion of the notes equal to 0.5% per annum until such failure is cured.

     A holder who elects to sell any securities pursuant to the shelf registration statement:

     o    will be required to be named as selling securityholder;

     o    will be required to deliver a prospectus to purchasers;

     o will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

     o will be bound by the provisions of the Registration Rights Agreement which are applicable, including indemnification obligations.

     We refer to the notes and the common stock issuable on conversion of the notes as "registrable securities." Promptly upon request from any holder of registrable securities, we will provide a form of notice and questionnaire to be completed and delivered by that holder to us at least three business days before any intended distribution of registrable securities under the shelf registration statement. To be named as a selling securityholder in the shelf registration statement when it first becomes effective, holders must complete and deliver the questionnaire before the effectiveness of the shelf registration statement. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, after the effectiveness of the shelf registration statement, we will file an amendment to the shelf registration statement or supplement to the related prospectus to permit the holder to deliver a prospectus to purchasers of registrable securities. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

GOVERNING LAW

     The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the principal United States federal income tax considerations relevant to the holders of the notes. This discussion is based on currently existing provisions of the Code, existing Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect.

     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the notes or shares of common stock received upon conversion thereof, and it does not include any description of the tax laws of any state, local or foreign government. This discussion does not address the tax consequences to subsequent beneficial owners of the notes, and is limited to beneficial owners who hold the notes and the shares of common stock received upon conversion thereof as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion provides general information only and does not purport to address all of the United States federal income tax consequences that may be relevant to particular purchasers (such as certain financial institutions, insurance companies, pass-through entities, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a note or a share of common stock) that may be subject to special rules.

     For the purpose of this discussion, a "United States Holder" refers to a beneficial owner of notes or common stock who or which for United States federal income tax purposes is:

     o    a citizen or resident of the United States;

     o a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     The term "Non-United States Holder" refers to any beneficial owner of a note or common stock who or which is not a United States Holder.

     We urge you to consult with your tax adviser as to the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes, including the conversion of the notes into shares of common stock, and the effect that your particular circumstances may have on such tax consequences.

CERTAIN FEDERAL TAX CONSIDERATIONS APPLICABLE TO UNITED STATES HOLDERS

     INTEREST ON NOTES. Interest paid on the notes will be taxable to a United States Holder as ordinary interest income in accordance with such holder's method of tax accounting. We expect that the notes will not be issued with original issue discount within the meaning of the Code.

     AMORTIZABLE BOND PREMIUM ON THE NOTES. A purchase of a note for an amount which, when reduced by the value of the conversion feature, is greater than its principal amount, will be treated as having been purchased with "bond premium" equal to the excess. A United States Holder generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of the interest income from the note for that year. If such election is not made, the bond premium on a note will increase the loss that would otherwise be recognized on the disposition of the note. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income, that are held at the beginning of the first taxable year to which the election applies and any that are thereafter acquired. Such election to amortize bond premium may not be revoked without the consent of the Service. We urge you to consult with your tax advisor regarding this election.

     MARKET DISCOUNT ON THE NOTES. If a note is purchased for an amount less than its principal amount, then a United States Holder will be treated as having purchased that note at a "market discount" equal to the difference, unless the amount of the market discount is less than the de minimis amount specified under the Code. Under the market discount rules, any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of a nontaxable disposition such as a gift, will be required to be treated as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on the note through the date of disposition. In addition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note may be required to be deferred until the maturity of the note or earlier taxable disposition.

     Any market discount will be considered to accrue evenly during the period from the date of acquisition to the maturity date of the note, unless an election is made to accrue the market discount on a constant yield method. A United States Holder may also elect to include market discount in income currently as it accrues, on either an even or constant yield method. If such an election is made, the basis in the note will increase by the amounts included in income, and the rules described above regarding ordinary income on dispositions and deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all years after the first taxable year to which the election applies and may not be revoked without the consent of the Service. We urge you to consult with your tax advisor regarding these market discount elections.

     CONSTRUCTIVE DIVIDEND. Certain corporate transactions, such as cash and non-cash distributions to holders of common stock, may cause a deemed distribution to the holders of the notes if the conversion price or conversion ratio of the notes is adjusted to reflect such corporate transactions. Such deemed distributions generally will be taxable in the manner discussed below under "Taxation of Distributions on Common Stock."

     CONVERSION OF NOTES. A United States Holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock (except with respect to cash received in lieu of fractional shares and common stock treated as attributable to the accrued interest on the notes). The United States Holder's tax basis in the shares of common stock received upon conversion of the notes (not including shares of common stock attributable to accrued interest) will be equal to the holder's aggregate tax basis in the notes exchanged therefor (less any portion allocable to cash received in lieu of a fractional share). The holding period of the shares of common stock received by the holder upon a conversion of the notes generally will include the period during which the holder held the notes prior to the conversion. However, shares of common stock attributable to accrued interest will be taxed to the holder as ordinary income, the holder's tax basis in those shares will equal the amount so taxed and the holding period for those shares will generally begin the day following their receipt. Any accrued market discount not previously included in income as of the date of the conversion of the notes will carry over to the Common Stock received on conversion and will give rise to ordinary income on the subsequent disposition thereof. See-Market Discount on the Notes.

     Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares exchanged therefor. Any gain would be ordinary income to the extent of any accrued market discount on the notes that has not previously been included in income and otherwise would be capital gain. See-Market Discount on the Notes.

     TAXATION OF DISTRIBUTIONS ON COMMON STOCK. As long as we qualify as a REIT, distributions made to taxable United States Holders with respect to common stock out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by such United States Holders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Beginning with our 1998 taxable year, we may elect to retain and pay income tax on our net long-term capital gains. In that case, our stockholders would include in income as long-term capital gain their proportionate share of our undistributed long-term capital gains. In addition, the stockholders would be deemed to have paid their proportionate share of the tax paid by us, which would be credited or refunded to the stockholders. Each stockholder's basis in his shares would be increased by the amount of the undistributed long-term capital gains included in the stockholder's income, less the stockholder's share of the tax paid by us.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if such shares have been held for one year or less), assuming that such shares are capital assets in the hands of the stockholder. In addition, any distribution declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by us during January of the following calendar year. We may be required to withhold a portion of capital gain distributions to stockholders who fail to certify their nonforeign status to us.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses we incur. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions made by us and gain from the disposition of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of common stock or distributions treated as such (or any portion of either), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     SALE OR EXCHANGE OF NOTES OR SHARES OF COMMON STOCK. In general, a United States Holder of notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the notes measured by the difference between:

     o the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest which will be taxable as such) and

     o    the United States Holder's tax basis in the notes.

     A United States Holder's tax basis in the notes generally will equal the cost of the notes to the holder increased by any market discount included in the holder's income and reduced by any bond premium amortized and principal payments received. Subject to the market discount rules described above, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period in the notes exceeds one year, except that any accrued market discount not previously included in income as of the date of any sale or other disposition will be taxable as ordinary income. In general, each United States Holder of common stock into which the notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the notes, except that any accrued market discount not previously included in income as of the date of the conversion of the notes will be taxable as ordinary income on the disposition. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend. Subject to the preceding sentence, and except that any accrued market discount not previously included in income as of the date of the conversion of the notes will be taxable as ordinary income on the disposition thereof, gain or loss on the disposition of the notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the notes or the common stock disposed of exceeds one year. However, any loss upon a sale or exchange by a United States Holder of common stock who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent that a distribution made by us is required to be treated by such United States Holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of common stock may be disallowed if other shares of the same common stock are purchased within 30 days before or after the disposition.

     TAXATION OF TAX-EXEMPT UNITED STATES HOLDERS OF COMMON STOCK. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally will not constitute UBTI, provided that (i) the Exempt Organization has not financed its acquisition of shares of common stock with acquisition indebtedness within the meaning of the Code and (ii) the shares of common stock are not otherwise used by the Exempt Organization in an unrelated trade or business. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of our stock (by value) may be required to treat a percentage of the dividends received with respect to our shares as UBTI (the "UBTI Percentage"). The UBTI Percentage equals the gross income derived by us from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of our outstanding stock (by value) only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

CERTAIN FEDERAL TAX CONSIDERATIONS APPLICABLE TO NON-UNITED STATES HOLDERS

     INTEREST ON NOTES. Generally, interest paid on the notes to a Non-United States Holder will not be subject to United States federal income tax if:

     o such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder;

     o the Non-United States Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code (for this purpose, the holder of the notes is deemed to own constructively the common stock into which the notes could be converted); and

     o the beneficial owner, under penalty of perjury, certifies that the owner is not a United States person and provides the owner's name and address.

     If certain requirements are satisfied, the certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in the last clause above also may be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the Service and certain other conditions are met. A holder that is not exempt from tax under these rules will be subject to United

States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest as well as any bond premium or market discount applicable to the notes will be subject to the United States federal income tax in the same manner as United States Holders are taxed with respect to such items. Corporate Non-United States Holders that receive interest income that is effectively connected with the conduct of a trade or business within the United States may also be subject to an additional "branch profits" tax on such income. Non-United States Holders should consult applicable income tax treaties, which may provide different rules.

     CONSTRUCTIVE DIVIDEND. Certain corporate transactions, such as cash and non-cash distributions of assets to holders of common stock, may cause a deemed distribution to the holders of the notes if the conversion price or conversion ratio of the notes is adjusted to reflect such corporate transactions. Such deemed distributions generally will be taxable in the manner discussed below under "Taxation of Distributions on Common Stock." Unless such constructive dividend is effectively connected with the conduct of a United Stated trade on business, constructive dividends which do not qualify for exemption from taxation under the rules described above under "Interest on Notes" will be subject to federal income tax and withholding at a rate of 30% unless such rate is reduced or eliminated by an applicable treaty.

     CONVERSION OF NOTES. A Non-United States Holder generally will not be subject to United States federal income tax on the conversion of a note into shares of common stock. To the extent a Non-United States Holder receives shares of common stock attributable to accrued interest, such amounts will be taxed as described above under "Certain Federal Tax Considerations Applicable to Non-United States Holders--Interest on Notes." To the extent a Non-United States Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

     TAXATION OF DISTRIBUTIONS ON COMMON STOCK. Distributions to Non-United States Holders of common stock that are not attributable to gain from sales or exchanges of U.S. real property interests and are not designated by us as capital gains dividends or retained capital gains (i.e., undistributed capital gains to the extent so designated by us) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in common stock is treated as effectively connected with the Non-United States Holder's conduct of a U.S. trade or business, the Non-United States Holder generally will be subject to federal income tax in the same manner as United States Holders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-United States Holder that is a non-U.S. corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-United States Holder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with us or (ii) the Non-United States Holder files an IRS Form 4224 or its successor form with us claiming that the distribution is effectively connected income. The Service has issued regulations that modify the manner in which we must comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-United States Holder to the extent that such distributions do not exceed the adjusted basis of the Non-United States Holder's common stock but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-United States Holder's common stock, such distributions will give rise to tax liability if the Non-United States Holder would otherwise be subject to tax on any gain from the sale or disposition of his common stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire amounts of any distribution normally will be subject to withholding at the same rate applicable to dividend distributions. However, amounts so withheld may be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, to the extent that a distribution is attributable to gain from sales or exchanges of U.S. real property interests the distribution will be taxed to a Non-United States Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-United States Holder as if such gain were effectively connected with a U.S. business without regard to whether we designate such distribution as capital gain dividends. Non-United States Holders thus would generally be taxed in the same manner as United States Holders on such distributions. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. We are required to withhold 35% of any distribution that is designated or could be designated by us as a capital gains dividend. The amount withheld is creditable against the Non-United States Holder's FIRPTA tax liability.

     SALE OR EXCHANGE OF NOTES OR COMMON STOCK. Subject to the discussion of FIRPTA below, a Non-United States Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of the notes or shares of common stock unless:

     o the gain is (or is treated as) effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder; or

     o in the case of a Non-United States Holder who is a nonresident alien individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present.

     Gain recognized by a Non-United States Holder upon a sale of notes or common stock generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. We believe that we are currently a "domestically controlled REIT" and, therefore, the sale of notes or common stock will not be subject to taxation under FIRPTA, but such may not be the case in future years (see "--Taxation of Pinnacle") and therefore no assurance can be given that we will continue to be a "domestically controlled REIT." If we were not a "domestically controlled REIT," gain recognized upon the sale of notes or common stock by a Non-United States Holder generally would not be subject to tax under FIRPTA provided that (a) the notes or common stock are regularly traded, as defined in applicable Treasury Regulations, on an established securities market and (b) the Non-United States Holder held 5% or less of our notes or common stock at all times within a specified testing period. If the gain on the sale of notes or common stock were to be subject to taxation under FIRPTA, the Non-United States Holders would be subject to the same treatment as United States Holders with respect to such gain. In addition, the purchaser would be required to withhold 10% of the purchase price and remit such amount to the Service.

     FEDERAL ESTATE TAXES. A note beneficially owned by an individual who is a Non-United States Holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that:

     o such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

     o interest payments with respect to such note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

     Common stock owned or treated as owned by an individual who is a Non-United States Holder at the time of his or her death will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     UNITED STATES HOLDERS. Information reporting and backup withholding may apply to payments of interest or dividends on, or the proceeds of the sale or other disposition of, the notes or shares of common stock made by us with respect to certain non-corporate United States Holders. Such United States Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States Holder's federal income tax, upon furnishing the required information to the Service.

     NON-UNITED STATES HOLDERS. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to the payment of principal, interest and premium (if any) to Non-United States Holders if the payee fails to certify that the holder is a Non-United States person or if we or our paying agent have actual knowledge that the payee is a United States person.

     The payment of the proceeds on the disposition of notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-United States Holder of notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, or, with respect to payments made after December 31, 2000, a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a United States trade or business at any time during its tax year, information reporting will apply unless such broker has documentary evidence of the owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such disposition if the broker has actual knowledge that the payee is a United States Holder.

     Recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, alter the foregoing rules in certain respects. Among other things, such regulations provide presumptions under which a Non-United States Holder is subject to information reporting and backup withholding at the rate of 31% unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certificate will need to be provided:

     o    directly by the Non-United States Holder;

     o in the case of a Non-United States Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity; or

     o by certain qualified financial institutions or other qualified entities on behalf of the Non-United States Holder.

The new regulations require, in general, that a new series of Forms W-8 be properly executed earlier than otherwise necessary. For example, a Non-United States Holder must properly execute the appropriate new version of Form W-8, or substantially similar form, no later than December 31, 2000 if still a Non-United States Holder of notes or common stock on that date. The new regulations may also require Non-United States Holders claiming benefits under an income tax treaty to obtain a taxpayer identification number and certify as to eligibility under the applicable treaty.

TAXATION OF PINNACLE

     We currently have in effect an election to be taxed as a REIT under Sections 856 through 860 of the Code. We believe that since our inception we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Our continued qualification as a REIT will depend upon our qualification as a REIT in prior years. We cannot assure you that we will qualify or remain qualified as a REIT. Depending on our assessment of the strategic importance of acquisitions which may become available to us in our existing line of business or in complementary non-real estate based communication site or services activities, we may acquire, operate and derive income from assets, businesses or entities that will cause us to no longer qualify as a REIT. In this regard we have previously committed to acquire certain assets before determining whether such assets, and the income derived from such assets, would permit us to continue to meet the qualification requirements for a REIT, but subsequently structured our ownership of the assets so acquired in a manner which we believe satisfied then applicable and currently applicable REIT qualification requirements. However, REIT qualification requirements which will become applicable on January 1, 2001 by virtue of legislation enacted on December 17, 1999 may require that we restructure or dispose of our investment in order to continue to satisfy such then applicable REIT qualification requirements. See "--Recent REIT Legislation."

     In the opinion of Holland & Knight LLP, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code through December 31, 1999. It must be emphasized that such opinion of counsel as to REIT qualification is based on certain customary assumptions and factual representations regarding, among other things, the ownership of our stock, the nature of our assets, the conduct of our business, the sources of our revenues, the amounts distributed by us to stockholders and other matters germane to the requirements for qualification as a REIT. In addition, Holland & Knight LLP will not review our compliance with these requirements on an ongoing basis, and there can be no assurance that we, the sources of our income, the composition of our assets, the level of our dividends or the diversity of our share ownership for any given year will satisfy the requirements for qualification and taxation as a REIT. As stated above, we may undertake acquisitions which may have the effect of terminating our REIT qualification. Prospective investors also should be aware that an opinion of counsel is not binding on the Service or any court, but merely represents counsel's best judgment with respect to the probable outcome on the merits if our REIT qualification is challenged by the Service based on counsel's review and analysis of existing law, regulations and interpretations, which include no controlling precedent. In certain instances, due to the lack of relevant precedent, counsel's opinion is based on administrative policies and practices of the Service as indicated in existing private letter rulings (which rulings are not binding on the Service) or authority considered by counsel to be analogous. There can be no assurance that a position contrary to the opinion of counsel will not be taken by the Service, or that any court considering the issues would not hold contrary to such opinion.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex, and only limited judicial or administrative interpretations are available. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on undistributed items of tax preference, if any. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless have maintained our qualification as a REIT because certain other requirements have been met, we will be subject to tax in an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 95% (90% beginning January 1, 2001) of our REIT ordinary income for such year, (ii) 95% (90% beginning January 1, 2001) of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. If we elect to retain and pay income tax on our net long-term capital gain in a taxable year, any retained amounts would be treated as having been distributed for purposes of the 4% excise tax. See "--Requirements for REIT Qualification--Distribution Requirements." Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then to the extent of such asset's "built- in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by us over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable. The results described above with respect to the recognition of "built-in-gain" are based on our having made an election pursuant to IRS Notice 88-19 to be so taxed with respect to such acquisitions occurring prior to 2000 and assume that we will make such an election pursuant to the recently promulgated temporary regulations as to any such acquisition occurring subsequent to 1999.

REQUIREMENTS FOR REIT QUALIFICATION

     The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule");
(vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     Our certificate of incorporation contains restrictions regarding transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. No holder of common stock may transfer any such share or interest therein if, as a result, either (1) beneficial ownership of all shares of common stock would be held by less than 100 persons, if beneficial ownership of all shares of common stock was held by 100 or more persons prior to such transfer or (2) a violation of the percentage ownership limit would occur. Under the percentage ownership limit test, no share of any series of our capital stock may be sold or otherwise transferred to any individual if such transfer would result in the ownership of such individual in combination with four or fewer other individuals, of more than 50% of the aggregate value of all shares of all classes of our capital stock. The Indenture to which the notes are subject also contains restrictions regarding the transfer and ownership of the notes which are intended to assist us in continuing to satisfy the share ownership requirements described in clauses (v) and (vi) above. Such transfer restrictions and ownership limitations are described in "Description of Notes--Ownership Limitation."

     In connection with the original issuance of the notes, certain of our executive officers entered into agreements (the "Lock-Up Agreements") not to, without prior written consent of the Initial Purchasers, sell, offer, contract to sell, pledge, grant any option to purchase, or otherwise transfer or dispose of any shares of common stock for a period after the offering. Certain of our executive officers, directors and stockholders were also subject to the same restrictions in connection with each of our three prior public offerings of common stock (the "Prior Lock-Up Agreements"). In addition, since the time we were organized, an agreement among us and our major stockholders has imposed certain restrictions on the transfers of shares of our stock under certain circumstances (the "Stockholders Agreement"). Furthermore, in connection with the issuance of certain classes of our stock, we have imposed certain restrictions on the transferability of such shares (the "Restrictive Legends"). As described above, one of the REIT qualification requirements is that the shares of a REIT be transferable. The opinion of Holland & Knight LLP is based in part on the conclusion that none of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends will render the shares of stock restricted thereby to be deemed other than transferable for purposes of such REIT qualification requirement. Investors should be aware that there is no relevant authority involving transfer restrictions similar to those contained in any of the Lock-Up Agreements, the Prior Lock-Up Agreements, the Stockholders Agreement or the Restrictive Legends or that discuss whether such restrictions may violate such transferability requirement. Therefore, the opinion of Holland & Knight LLP with respect to the transferability requirement is based upon the plain language of the REIT provisions of the Code and authorities addressing transferability in situations that are considered to be analogous, certain of which authorities have been rendered obsolete for unrelated reasons by more recent administrative pronouncements. Opinions of counsel are not binding upon the Service or the courts, and there can be no assurance that the Service will not assert successfully a contrary position. If any of the Lock-Up Agreements, the Prior Lock-Up Agreements, Stockholders Agreement or the Restrictive Legends is deemed to be a transfer restriction contrary to the transferability requirement for REIT qualification, we may not currently qualify as a REIT or may, in connection with the completion of the private placement of the notes, lose our REIT status and possibly incur other adverse tax consequences. See "Risk Factors--If we fail to qualify as a REIT, we will be subject to a variety of taxes and penalties."

     We currently have wholly-owned corporate subsidiaries (the "Corporate Subsidiaries"). We may have additional corporate subsidiaries in the future.
Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. For taxable years beginning after December 31, 1997, a "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, for taxable years beginning before January 1, 1998, a "qualified REIT subsidiary" was a corporation, all of the capital stock of which was owned by the REIT at all times during the period such corporation was in existence. Legislative history provided, however, that an existing corporation acquired by a REIT would be deemed to satisfy this requirement if a Section 338 election was made by the corporation. Thus, in applying the requirements described herein, any of our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our current Corporate Subsidiaries are "qualified REIT subsidiaries" and will continue to be "qualified REIT subsidiaries," such that no Corporate Subsidiary will be subject to federal corporate income taxation (although it may be subject to state and local taxation).

     In addition, in order to become qualified and remain qualified as a REIT, as of the close of each taxable year, a REIT must not have any accumulated "earnings and profits" attributable to a non-REIT year, including for this purpose any such accumulated "earnings and profits" carried over or deemed carried over to it from a C corporation. We believe that we neither have, nor any acquisition by us of a C corporation has resulted in our having, any such accumulated "earnings and profits." However, an adjustment of our earnings and profits for a prior year, resulting from an audit adjustment of the Service or otherwise, could cause us to fail to satisfy such requirement effective for the year of such adjustment and subsequent years.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below.

     INCOME TESTS. In order for us to qualify and to maintain our qualification as a REIT, two requirements relating to gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The specific application of these tests to us is discussed below.

     The rent received by us from our tenants ("Rent") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of Rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant of ours will not qualify as "rents from real property" in satisfying the gross income tests if we, or a direct or indirect owner of 10% or more of us, directly or constructively owns 10% or more of the ownership interests in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for the Rent to qualify as "rents from real property," we generally must not operate or manage our properties or furnish or render services to the tenants of such properties, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, beginning with our 1998 taxable year, we may render a de minimis amount of "noncustomary" services to the tenants of a property other than through an independent contractor as long as the amount we receive with respect to such services does not exceed 1% of our total receipts from the property. For that purpose, the amount attributable to such services will be deemed to be at least equal to 150% of our direct cost of providing the services.

     We do not charge Rent for any portion of any property that is based, in whole or in part, on the sales, receipts, income or profits of any person. In addition, we have not received and do not anticipate receiving any Rent from a Related Party Tenant. Also, the Rent attributable to personal property leased in connection with any lease (a "Lease") of real property by us does not exceed 15% of the total Rent received under the Lease. Finally, subject to the 1% de minimis exception, we provide no noncustomary services to our tenants, other than through an independent contractor.

     If any portion of the Rent does not qualify as "rents from real property" because the Rent attributable to personal property leased in connection with any Lease of real property exceeds 15% of the total Rent received under the Lease for a taxable year, the portion of the Rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if the Rent attributable to personal property, plus any other income received by us during a taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during such year, it is likely we would lose our REIT status. If, however, any portion of the Rent received under a Lease does not qualify as "rents from real property" because either (i) the Rent is considered based on the income or profits of any person or (ii) the tenant is a Related Party Tenant, none of the Rent received by us under such Lease would qualify as "rents from real property." In that case, if the Rent received by us under such Lease, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we likely would lose our REIT status. Finally, subject to the 1% de minimis exception, if any portion of the Rent does not qualify as "rents from real property" because we furnish noncustomary services with respect to a property other than through a qualifying independent contractor, none of the Rent received by us with respect to such property would qualify as "rents from real property." In that case, if the Rent received by us with respect to such property, plus any other income received by us during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income for such year, we would lose our REIT status.

     In addition to the Rent, certain of our tenants may be required to pay additional charges, such as late fees. To the extent that such charges represent either (i) reimbursements of amounts a tenant is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." To the extent that additional charges represent interest that is accrued on the late payment of the Rent or such additional charges, such charges should be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test.

     From time to time, we have entered into hedging transactions with respect to one or more of our assets or liabilities, and we may continue to enter into such hedging transactions. Such transactions include or may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we have entered or do enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or similar financial instrument to reduce the interest rate risk with respect to any indebtedness incurred or to be incurred by us to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract will be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. To the extent that we hedge with other types of financial instruments or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the income tests that apply to REITs under the Code. We have structured, and for so long as we otherwise remain qualified as a REIT we intend to structure in the future, any hedging transactions in a manner that will not jeopardize our status as a REIT.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of those relief provisions. As discussed above in "Certain United States Federal Income Tax Considerations--Taxation of Pinnacle," even if those relief provisions apply, we will be subject to a tax in an amount equal to (a) the gross income attributable to the greater of the amount by which the 75% and 95% gross income tests are failed, multiplied by (b) a fraction intended to reflect our profitability.

     ASSET TESTS. At the close of each quarter of each taxable year, we also must satisfy two tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where we raise new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following our receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). The Service has ruled in a published revenue ruling that transmitting and receiving communications towers built upon pilings or foundations similar to those which we presently own as well as ancillary buildings, heating and air conditioning systems and fencing constitute inherently permanent structures and are therefore real estate assets. Based on this ruling and limited authorities bearing on the issue, our communication sites will be regarded as real estate assets for this purpose, and the opinion of Holland & Knight LLP is based in part on its conclusion that such authorities are so applicable.

     Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities (except for an interest in any qualified REIT subsidiary). However, securities owned by us in another REIT are not subject to the limitations of the preceding sentence. We currently own a significant investment in non-voting convertible preferred stock, 9% of the voting common stock, and convertible debt issued by PT III which owns and derives income from rooftop communication sites and related equipment. PT III currently intends to submit a private letter ruling request to the Service that the ownership of, and income received from, such rooftop sites and related equipment will be considered qualifying income and assets for REIT purposes. If a favorable ruling is received, PT III currently intends to make a REIT election, but such election will not be made for the initial short taxable year of PT III ending in 1999. On January 14, 2000, PT III acquired all of the stock of a C-corporation having accumulated earnings and profits and which owns and receives income from certain assets which are non-REIT qualifying. Although PT III plans to distribute all such earnings and profits to its shareholders before the last day of its taxable year which began January 1, 2000, and projects that the amount of such non-REIT assets and income will be sufficiently small so as to permit PT III to satisfy the asset and income tests for REIT qualification, there can be no assurance that, by virtue of such January 14, 2000 acquisition or future acquisitions by PT III of stock or assets, PT III will satisfy the requirements for qualification as a REIT, even if the Service rules favorably with respect to PT III's ownership of, and receipt of income from, the rooftop sites and related equipment. Under law currently in effect, except for securities of another REIT, a REIT may not own securities constituting more than ten percent of the voting securities of another corporation or more than five percent of the value of the assets of the REIT, and the aggregate value of all securities owned by a REIT must not exceed 25% of the value of the total assets of the REIT. We believe that our ownership of securities in PT III satisfies the percentage limitations currently applicable to investments by a REIT in the securities of corporations which are neither a REIT nor a qualified REIT subsidiary. However, recent legislative changes enacted on December 17, 1999 and effective on January 1, 2001 will require that, in order to maintain our REIT status, either we and PT III jointly elect to treat PT III as a "taxable REIT subsidiary" or we otherwise restructure or dispose of our investment in PT III if PT III has not made or does not then have in effect a REIT election for 2001 and subsequent taxable years or is unable to satisfy or continue to satisfy the REIT qualification requirements. In addition, due to a lack of relevant authority addressing certain matters involving the interpretation or application of the percentage limitations currently applicable, there is a risk that future judicial or administrative interpretations addressing such matters with respect to the REIT provisions of the Code could negatively impact our compliance with those percentage limitations, with possible retroactive effect. If as a result of the ownership structure of PT III we fail to satisfy such currently applicable percentage limitations as of the end of any calendar quarter in 1999 or any subsequent year, then our REIT election will terminate for such year, and unless such failure is established to the satisfaction of the Service as due to reasonable cause and not willful neglect, we will be unable to be treated as a REIT for the four succeeding taxable years as well.

     If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and
(ii) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market values of our assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, we are required to distribute with respect to each taxable year dividends (other than capital gain dividends or retained capital gains) to our stockholders in an aggregate amount at least equal to (i) the sum of (A) 95% (90% beginning January 1, 2001) of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (B) 95% (90% beginning January 1, 2001) of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that we do not make such minimum distributions, we will be subject to tax on the amounts undistributed at capital gains and regular ordinary corporate tax rates, as the case may be. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 95% (90%
beginning January 1, 2001) of our REIT ordinary income for such year, (ii) 95% (90% beginning January 1, 2001) of our REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain in a taxable year, as described in "--Taxation of Taxable U.S. Stockholders," such retained amount will be treated as having been distributed for purposes of the 4% excise tax. To the extent that we are required to include items in "REIT taxable income" in advance of the receipt of cash payments associated with such income or are required to expend cash for the repayment of debt or in any other manner for which no current deduction is available in computing our "REIT taxable income," we may find it necessary to arrange for short-term (or possibly long-term) borrowings, raise funds through the issuance of additional shares of Common or Preferred Stock, or pay dividends in the form of taxable share dividends in order to meet the 95% distribution requirement necessary to maintain our REIT qualification.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

     RECORDKEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, in order to qualify as a REIT, we must maintain certain records. In addition, to avoid a monetary penalty (with respect to our 1998 and later tax years) or disqualification as a REIT (with respect to our 1997 and earlier tax years), we must have requested and continue to request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares.

FAILURE TO QUALIFY

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to predict whether in all circumstances we would be entitled to such statutory relief. Unless we are qualified as a REIT at the time of any sale of our assets, we will not be able to distribute such proceeds as a dividend distribution to stockholders as a means of avoiding the incurrence of a corporate level income tax at regular corporate rates on any gain on sale of such assets. Although a corporate level tax consequence could be avoided if substantially all our assets were disposed of in a transaction qualifying for non-recognition under the reorganization provisions of the Code, due to the carryover basis provisions of the Code applicable to such transactions and the acquiror's inability to "step-up" the basis of those assets to then current value for federal income tax purposes, the consideration offered in such a transaction to us or our stockholders would likely be less in a purchase of assets described in the preceding sentence.

RECENT REIT LEGISLATION

     Legislation was enacted on December 17, 1999 which made several changes to the REIT provisions of the Code effective January 1, 2001. A REIT's ownership of securities in another corporation which is not a REIT will be subject to the additional percentage limitation that the value of such securities must not represent more than 10% of the value of all of the outstanding securities of such corporation. Certain debt securities issued by individuals, a partnership in which the REIT owns at least a 20% profits interest, and nonconvertible "straight debt" securities are exempt from such additional percentage limitation.

     Also effective on January 1, 2001, a REIT may own up to 100% of the securities of a "taxable REIT subsidiary" subject only to the limitations that the securities of all "taxable REIT subsidiaries" owned by the REIT do not represent an amount in excess of 20% of the value of the assets of the REIT, and the value of all securities of the REIT (including the securities of all taxable REIT subsidiaries) do not represent an amount in excess of 25% of the value of the assets of the REIT. A "taxable REIT subsidiary" is any corporation (other than another REIT and corporations involved in certain lodging, healthcare and franchising activities) owned by a REIT with respect to which the REIT and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary. The amount of deductions for interest paid by a "taxable REIT subsidiary" to its affiliated REIT will be subject to limitations. In addition, a 100% excise tax will be imposed to the extent that certain transactions between a "taxable REIT subsidiary" and its affiliated REIT or the tenants of that REIT are not conducted on an arm's length basis. Under the new legislation, a corporation may convert tax-free into a "taxable REIT subsidiary" prior to January 1, 2004.

     Such legislation also changes the income distribution requirement so that beginning in 2001, a REIT will be required to distribute 90% (rather than 95%) of its "REIT taxable income" and 90% (rather than 95%) of its net income (after tax), if any, from foreclosure property. Such legislation also makes technical changes in the manner of computing pre-REIT accumulated C-corporation earnings and profits that must be distributed to shareholders in order to retain REIT status.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

     Prospective holders of notes or common stock should recognize that the present federal income tax treatment of us and an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect us and investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Service and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and the interpretations thereof could adversely affect the tax consequences to us or of an investment in us.

                             SELLING SECURITYHOLDERS

     The notes were originally acquired from us by the Initial Purchasers on March 22, 2000. The Initial Purchasers have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus provided that they are named herein as selling securityholders.

     The notes and the shares of common stock issuable upon conversion of the notes are being registered pursuant to the Registration Rights Agreement, which provides that we file the shelf registration statement with regard to the notes and the shares of common stock issuable upon conversion of the notes within 90 days of the date of original issuance of the notes and to keep such shelf registration statement continuously effective until the earliest to occur of:
(1) the notes and the shares of common stock issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement; (2) the notes and the shares of common stock issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation, or could be sold in compliance with Rule 144(k); or (3) the notes and any shares issuable upon conversion of the notes cease to be outstanding. Although none of the selling securityholders has advised us that it currently intends to sell all or any of the notes or shares of common stock issuable upon conversion of the notes pursuant to this prospectus, the selling securityholders may choose to sell the notes and/or shares of common stock issuable upon conversion of the notes from time to time upon notice to us. See "Plan of Distribution."

     Prior to any use of this prospectus in connection with an offering of the notes and/or shares of common stock issuable upon conversion of the notes, this prospectus will be supplemented to set forth the name and number of shares beneficially owned by the selling securityholder intending to sell such notes and/or shares of common stock issuable upon conversion of the notes and the number of notes and/or shares of common stock issuable upon conversion of the notes to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with such prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the notes with discounts, concessions or commissions from the selling securityholders and/or the purchasers of the notes and stock for whom they may act as agent. The selling securityholders and any such brokers, dealers or agents who participate in the distribution of the notes and common stock may be deemed to be "underwriters," and any profits on the sale of the notes and common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The notes and underlying common stock may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The notes and common stock may be sold by one or more of the following methods:

     o a block trade in which the broker or dealer so engaged will attempt to sell the notes and common stock issuable upon conversion thereof as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o an exchange distribution in accordance with the rules of such exchange;

     o face-to-face transactions between sellers and purchasers without a broker-dealer;

     o    through the writing of options; and

     o    other transactions.

     At any time a particular offer of the notes and common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the notes and common stock. In addition, the notes and common stock covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

          We have agreed in the Registration Rights Agreement to keep this prospectus effective until the earliest to occur of: (1) the notes and the shares of common stock issuable upon the conversion of the notes having been disposed of in accordance with the shelf registration statement that includes this prospectus; (2) the notes and the shares of common stock issuable upon conversion of the notes having been sold in compliance with Rule 144 under the Securities Act or any successor rule or regulation or could be sold in compliance with Rule 144(k); or (3) the notes and any shares of common stock issuable upon conversion of the notes cease to be outstanding. To our knowledge, currently no plans, arrangements or understandings exist between any selling securityholder and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling securityholder. We cannot assure you that any selling securityholder will sell any or all of the securities offered by it under this prospectus or that any selling securityholder will not transfer, devise or gift such securities by other means not described in this prospectus.

          The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation
M. That regulation may limit the timing of purchases and sales of any of the notes and common stock by the selling securityholders and any other participating person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common stock to engage in market-making activities with respect to the particular notes and common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the notes and common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and common stock.

          Pursuant to the Registration Rights Agreement entered into in connection with the private placement of the notes, we and each of the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these matters.

          We have agreed to pay substantially all of the expenses incidental to the registration, offering and resale by the selling securityholders of the notes to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

          We will not receive any of the proceeds of the sale of the notes and underlying common stock covered by this prospectus.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the notes and the common stock issuable upon conversion of the notes are being passed upon for Pinnacle by Holland & Knight LLP, Tampa, Florida.


                                     EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus by reference to the Annual Report on Form 10-K of Pinnacle Holdings Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the North American Antenna Site Business of Motorola, Inc. as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent auditors.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pinnacle filed a registration statement on Form S-3 to register with the Commission the notes and the shares of common stock issuable upon conversion of the notes. This prospectus is a part of that registration statement and constitutes a prospectus of Pinnacle. As allowed by Commission rules, this prospectus does not contain all the information that can be found in the Registration Statement or the exhibits to the Registration Statement


                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this initial registration statement and before the effectiveness of this registration statement. The documents incorporated by reference are:

     o our Annual Report on Form 10-K for the year ended December 31, 1999 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement for our 2000 Annual Meeting of Stockholders);

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     o    our Current Report on Form 8-K filed January 4, 2000;

     o our Current Report on Form 8-K filed September 14, 1999, as amended on November 15, 1999;

     o the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on August 11, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

                               Investor Relations
                             Pinnacle Holdings Inc.
                            301 North Cattlemen Road
                                    Suite 300
                             Sarasota, Florida 34232
                            Telephone (941) 364-8886

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF THESE SECURITIES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.



                        TABLE OF CONTENTS
                                                   PAGE

Summary...............................................1
Risk Factors..........................................6
Use of Proceeds......................................17
Ratio of Earnings to Fixed Charges...................17
Description of Notes.................................18
Certain United States Federal Income
   Tax Considerations................................31
Selling Securityholders..............................46
Plan of Distribution.................................47
Legal Matters........................................49
Experts..............................................49
Where You Can Find More Information..................49
Incorporation By Reference...........................49



-----------------------------------------------------------
 PINNACLE HOLDINGS INC.

 $200,000,000



 5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007








 Prospectus


 __________________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned Company (the "Company").


Securities and Exchange Commission registration fee.......... $   52,800
Nasdaq Additional Share listing fee.......................... $   17,500
Printing and engraving expenses.............................. $   5,000*
Accounting fees and expenses................................. $  15,000*
Legal fees and expenses...................................... $  15,000*
Trustee fees and expenses.................................... $   2,500*
Miscellaneous................................................ $   2,200*
                                                              ----------
     Total .................................................. $ 110,000*
                                                              ==========
--------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. The Company's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company has obtained directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits


Exhibit No.          Description
-----------          -----------
   4.1               Form of 5.5%Note (included in Exhibit 4.2)
   4.2               Indenture dated as of March 22, 2000 among the Company and
                     The Bank of New York, as Trustee, including the form of 5.5% Note. (1)
   4.3               Registration Rights Agreement dated as of March 22, 2000 by and among the Company and each of the Purchasers referred to therein. (1)
   4.4               Specimen Stock Certificate (2)
   5.1               Opinion of Holland & Knight LLP
   8.1               Tax Opinion of Holland & Knight LLP
   12.1              Statement Regarding Computation of Ratios of Earnings to
                     Fixed Charges
   23.1              Consent of Holland & Knight LLP (contained in Exhibit 5.1)
   23.2              Consent of PricewaterhouseCoopers LLP, independent
                     certified public accountants
   23.3              Consent of KPMG LLP, independent public accountants
   24.1              Powers of Attorney (set forth on the signature page of this registration statement)
   25.1              Statement of Eligibility of Trustee on Form T-1

----------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2000.
(2) Incorporated by reference to the Company's Registration Statement on Form S-11 (Commission file no. 333-59297), as amended, filed with the Commission on July 17, 1998.

ITEM 17.  UNDERTAKINGS

     (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
          Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to its Certificate of Incorporation, Bylaws, by agreement or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
          (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, PINNACLE HOLDINGS INC., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sarasota, State of Florida, on May 22, 2000.

                                              Pinnacle Holdings Inc.


                                              By:  /s/ Steven Day
                                                   ----------------------------
                                                       Steven Day
                                                       Chief Financial Officer

                                POWER OF ATTORNEY

     Each of the undersigned officers and directors of Pinnacle Holdings Inc. (the "Company"), a Delaware corporation, for himself and not for one another, does hereby constitute and appoint Robert Wolsey and Steven Day, and each and any of them and their substitutes, a true and lawful attorney in their name, place and stead, in any and all capacities, to sign their name to any and all amendments to this registration statement, including post-effective amendments, and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to cause the same to be filed with the Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

                       SIGNATURES                                       TITLE                            DATE
                       ----------                                       -----                            ----

  /s/  Robert Wolsey                                      Chief Executive Officer,                      May 22, 2000
----------------------------------------------------      President, Chief Operating
                     Robert Wolsey                        Officer and Director

  /s/  Steven Day                                                                                       May 22, 2000
----------------------------------------------------      Vice President, Chief Financial
                      Steven Day                          Officer, Secretary and Director


  /s/  G. Peter O'Brien                                   Director                                      May 22, 2000
----------------------------------------------------
                   G. Peter O'Brien

  /s/  Andrew Banks                                       Director                                      May 22, 2000
----------------------------------------------------
                     Andrew Banks

  /s/  J. Clarke Smith                                    Director                                      May 22, 2000
----------------------------------------------------
                    J. Clarke Smith

  /s/  Royce Yudkoff                                      Director                                      May 22, 2000
----------------------------------------------------
                     Royce Yudkoff

                                INDEX TO EXHIBITS

Exhibit No.          Description
-----------          -----------
   4.1               Form of 5.5% Note (included in Exhibit 4.2)
   4.2               Indenture dated as of March 22, 2000 among the Company and
                     The Bank of New York, as Trustee, including the form of
                     5.5% Note. (1)
   4.3               Registration Rights Agreement dated as of March 22, 2000 by and among the Company and each of the Purchasers referred
                     to therein. (1)
   4.4               Specimen Stock Certificate (2)
   5.1               Opinion of Holland & Knight LLP
   8.1               Tax Opinion of Holland & Knight LLP
   12.1              Statement Regarding Computation of Ratios of Earnings to
                     Fixed Charges
   23.1              Consent of Holland & Knight LLP (contained in Exhibit 5.1)
   23.2              Consent of PricewaterhouseCoopers LLP, independent
                     certified public accountants
   23.3              Consent of KPMG LLP, independent public accountants
   24.1              Powers of Attorney (set forth on the signature page of this registration statement)
   25.1              Statement of Eligibility of Trustee on Form T-1
----------

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2000.
(2) Incorporated by reference to the Company's Registration Statement on Form S-11 (Commission file no. 333-59297), as amended, filed with the Commission on July 17, 1998.